      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998.
                                                           REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                                  AVTEAM, Inc.
             (Exact name of registrant as specified in its charter)
                       -----------------------------------

               FLORIDA                           5088                                65-0313187
   (State or other jurisdiction of      (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                               3230 EXECUTIVE WAY
                             MIRAMAR, FLORIDA 33025
                                 (954) 431-2359
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 DONALD A. GRAW
                             CHAIRMAN OF THE BOARD,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  AVTEAM, INC.
                               3230 EXECUTIVE WAY
                             MIRAMAR, FLORIDA 33025
                                 (954) 431-2359
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              NOEL H. NATION, ESQ.
                             KEITH WASSERSTROM, ESQ.
                                BAKER & MCKENZIE
                         701 BRICKELL AVENUE, SUITE 1600
                              MIAMI, FLORIDA 33131
                                 (305) 789-8900

     Approximate date of commencement of proposed sale to the public: AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        --------------------------------
                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Amount of Registration
   Title of Each Class of Securities to be Registered     Proposed Maximum Aggregate Offering Price (1)               Fee
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share..........          $(2,360,722 x 11.0625)                          $7,704.07
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Stock Market's National Market on May 28, 1998.

                        ---------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.





                   SUBJECT TO COMPLETION, DATED MAY 29, 1998

                                2,360,722 Shares
LOGO

                                  AVTEAM, Inc.

                              Class A Common Stock
                                ($.01 par value)
                                 ---------------



            This Prospectus relates to 2,360,722 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock") of AVTEAM, Inc. ("AVTEAM" or the "Company") being offered from time to time (the "Offering") by certain shareholders of AVTEAM (the "Registering Shareholders") directly or through one or more broker-dealers, in transactions on the Nasdaq Stock Market's National Market ("Nasdaq"), in the over-the-counter market, in negotiated transactions, or through a combination of such transactions. See "Plan of Distribution." The Registering Shareholders are under no obligation to sell all or any portion of the Class A Common Stock being offered hereby immediately or after the date of this Prospectus. See "Principal and Registering Shareholders." The Company will not receive any of the proceeds from the sale of the Class A Common Stock offered by the Registering Shareholders. See "Use of Proceeds." All expenses related to the Offering and the registration of the shares of Class A Common Stock offered hereby will be paid by the Company (other than selling commissions, and fees and expenses of advisors to the Registering Shareholders).

                                 ---------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREIN.
                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

            The Class A Common Stock is traded on Nasdaq under the symbol "AVTM". On May 20, 1998, the last sale price of the Class A Common Stock as reported by Nasdaq was $11.00 per share.


                     THE DATE OF THIS PROSPECTUS IS       , 1998.

                                  [PHOTOGRAPH]

            NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY RESALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFERS OR SOLICITATION IN SUCH JURISDICTION.

            THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS, INCLUDING THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS REGARDING THE COMPANY'S EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER "RISK FACTORS," "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                     INFORMATION CONTAINED IN THE PROSPECTUS

            THE INFORMATION CONTAINED IN THIS PROSPECTUS HAS BEEN FURNISHED BY THE COMPANY AND OBTAINED FROM INTERNAL COMPANY SURVEYS, INDUSTRY PUBLICATIONS AND CURRENTLY AVAILABLE INFORMATION. REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information, including risk factors and financial statements and notes thereto, located elsewhere in this Prospectus. Certain of the information contained in this summary and elsewhere in this Prospectus including information with respect to the Company's plans and strategy for its business, acquisitions and related financings, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to material risks, uncertainties and contingencies, many of which are beyond the control of the Company. For a discussion of important factors that could cause actual results to differ materially from these forward-looking statements, see "Risk Factors."


                                   THE COMPANY

GENERAL

            AVTEAM is a global supplier of aftermarket aircraft engines, engine parts and airframe components ("Engines and Components"). The Company has historically focused on the purchase and resale of Engines and Components for the Pratt & Whitney JT8D series of engines, which power approximately 33% of the world's commercial aviation fleet. The Company has recently expanded its product line to include the CFM56 series of engines, which had the highest production volume of any commercial engine series in 1997. The Company works with its worldwide network of industry contacts to identify and evaluate Engines and Components and surplus aircraft for potential acquisition. Engines and Components are either made available for immediate resale or repaired by FAA-licensed repair facilities and then resold. Surplus aircraft are disassembled and sold as parts by the Company. The Company resells Engines and Components to other aftermarket suppliers, independent repair facilities, aircraft operators and original equipment manufacturers. Since its inception, the Company has substantially increased its revenue base, broadened the range of products and services offered to include leasing and engine management and on-wing maintenance services and taken consistent steps to ensure the quality of its products and services. From $3.9 million in 1993, the Company's net sales reached $52.9 million in 1997, when the Company supplied over 600 customers worldwide. The Company's revenue growth from 1996 to 1997 was 66.7%. In November 1996, the Company became the first aftermarket supplier to receive quality accreditation from the Airline Suppliers Association, an FAA-recognized independent quality assurance organization. The Company believes that there are currently fewer than 25 accredited aftermarket suppliers who compete directly with AVTEAM.

            The Company believes that the annual worldwide aftermarket for Engines and Components is approximately $10 billion of which approximately $1 billion represents sales and leases of JT8D Engines and Components. The aftermarket for Engines and Components is highly fragmented, with a limited number of well-capitalized companies selling a broad range of products and numerous smaller competitors serving distinct market niches. The Company believes that the following factors will contribute to the continued growth of the aftermarket for Engines and Components and will accelerate the trend towards consolidation in the industry: (i) growth in air transit activity; (ii) increase in the number of older commercial aircraft; (iii) aircraft operators' demand for full service suppliers; and (iv) increased regulatory scrutiny.


BUSINESS STRATEGY

            The Company believes that its industry experience and capabilities position it to expand its market presence in the growing aftermarket for Engines and Components. The Company intends to build upon its success and exploit favorable industry dynamics by: (i) capitalizing on its worldwide sourcing network; (ii) continuing its commitment to quality leadership; (iii) broadening its product line; (iv) increasing sales to aircraft operators by providing value-added services; and (v) pursuing strategic acquisitions.

            Capitalize on Worldwide Sourcing Network. The Company believes that purchasing Engines and Components on a timely basis and at favorable prices is critical. Although there are well-developed channels for distribution of Engines and Components by aftermarket suppliers, there is no consistent, reliable and organized market for aftermarket suppliers to acquire their inventory. Accordingly, the Company has developed a sourcing network of independent agents operating throughout the world that assists management in identifying available products and facilitates quick evaluation of products and execution of purchasing decisions.

            Continue Commitment to Quality Leadership. The Company emphasizes adherence to high quality standards at each stage of its operations (product acquisitions, overhaul, documentation, inventory control and delivery). Of the approximately 2,500 worldwide distributors offering parts to civil aviation purchasers, the Company was the first aftermarket supplier to meet the voluntary accreditation quality system standard of the Airline Suppliers Association as endorsed by the FAA.

            Broaden Product Line. The Company has recently expanded its product line to include higher thrust models of the JT8D series of engines and other high thrust engines, such as the CFM56 and CF6 engines. The CFM56 has been in service since 1982 and an active aftermarket in this engine has begun to emerge. The installed base of these engines is expected to approximate the size of the current installed base of the JT8D within the next few years. The Company acquired two CFM56 engines in 1997. One of these engines has been disassembled to provide the Company with its initial inventory of CFM56 engine parts. The other engine was sold as a whole engine. The Company purchased its first CF6 engine parts package in April 1998. The Company also has increased its availability of airframe components as it continues to acquire surplus aircraft for disassembly and additional supply of engine inventory.

            Increase Sales to Aircraft Operators by Providing Value-Added Services. The Company believes that aircraft operators' increased demand for full service creates considerable opportunities for larger, well-capitalized aftermarket suppliers. The Company intends to take advantage of this trend and differentiate itself from other aftermarket suppliers by providing a full range of products and services, including an expanded range of engine field services, such as borescoping and hushkit installations, a full range of on-wing maintenance services, engine and aircraft leasing programs and engine management services.

            Pursue Strategic Acquisitions. The Company's facilities, management information systems and management structure have been designed to support future growth and to enable the Company to benefit from the trend towards industry consolidation. The Company may selectively acquire companies that complement its existing business.

                               ------------------


     The Company's principal executive offices are located at 3230 Executive Way, Miramar, Florida 33025, and its telephone number is (954) 431-2359.

                                  THE OFFERING

Class A Common Stock offered by the
Registering Shareholders.................................................................         2,360,722 shares

Common Stock to be outstanding after the Offering (1):

            Class A Common Stock.........................................................        10,665,739 Shares
            Class B Common Stock, $.01 par
                  value per share (the "Class B
                  Common Stock) .........................................................           439,644 Shares
                                                                                                 ----------

                             Total: .....................................................        11,105,383 Shares
                                                                                                 ==========

Voting Rights............................................................................        Each share of Class A Common Stock
                                                                                                 is entitled to one vote on all
                                                                                                 matters submitted to a vote of
                                                                                                 shareholders.The shares of Class B
                                                                                                 Common Stock have no voting
                                                                                                 rights, except with respect to the
                                                                                                 right to vote as a class on
                                                                                                 amendments to the Company's
                                                                                                 Articles of Incorporation as
                                                                                                 specified under Florida law. In
                                                                                                 all other respects, the shares of
                                                                                                 Class A Common Stock and Class B
                                                                                                 Common Stock are identical. See
                                                                                                 "Description of Capital Stock."

Nasdaq National Market Symbol............................................................        AVTM

--------------

     (1) Does not include (i) 250,000 shares of Class A Common Stock issuable upon the exercise of outstanding stock options and (ii) 350,000 shares of Class A Common Stock reserved for issuance upon the exercise of stock options which may be granted under the Company's 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan."

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED MARCH 31,
                                           --------------------------------------------------    -------------------------------
                                                1995              1996              1997              1997            1998
                                           -------------    --------------    ---------------    -------------     -------------
                                                                                                           (unaudited)
STATEMENT OF INCOME DATA:
Net sales ..............................    $   18,299       $    31,724      $   52,881          $    8,413       $    13,117
Gross profit ...........................         6,451             9,083          14,496               2,697             3,885
Income from operations .................         1,289             4,771           7,184               1,348             2,196
Provision (credit) for income
  taxes(1) .............................            --              (370)          2,259                 444               794
Net Income (1) .........................    $    1,098       $     3,230      $    3,934          $      775       $     1,352
                                            ==========       ===========      ==========          ==========       ===========
Pro forma net income (historical for 1997
  and the three months ended March 31,
  1998)(2) .............................    $      681       $     1,692      $    3,934          $      775       $     1,352
                                            ==========       ===========      ==========          ==========       ===========
Pro forma net income per common
  share-basic (historical for 1997
  and the three months ended
  March 31, 1998)(2) ...................    $     0.17       $      0.34      $     0.65          $     0.16       $      0.12
                                            ==========       ===========      ==========          ==========       ===========
Weighted average number of
  common shares outstanding(3) .........     4,000,000         5,000,000       6,073,694           5,000,000        11,105,383
                                            ==========       ===========      ==========          ==========       ===========
Pro forma net income per common
  share-assuming dilution
  (historical for 1997 and
  the three months ended
  March 31, 1998) ......................    $     0.17       $      0.33      $     0.52          $     0.12       $      0.12
                                            ==========       ===========      ==========          ==========       ===========

Weighted average number of
  common equivalent shares
  outstanding - diluted ................     4,000,000         5,121,096       7,622,194           6,700,000        11,135,631
                                            ==========       ===========      ==========          ==========       ===========

                                                                                                            THREE MONTHS ENDED
                                                                                                              MARCH 31, 1998
                                                                                                              --------------
                                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Working capital ....................................................................................           $  44,294
Inventory ..........................................................................................              39,333
Total assets .......................................................................................              66,932
Total debt .........................................................................................               1,942
Total shareholders' equity .........................................................................              53,156


--------------------

(1) The Company was an S corporation for federal and state income tax purposes for the taxable periods from January 1, 1994 through December 6, 1996. As a result, the net income of the Company was taxed, for federal and state income tax purposes, directly to the Company's shareholders rather than to the Company. See Note 5 of Notes to Consolidated Financial Statements.

(2) Assumes that the Company was subject to federal and state income taxes from January 1, 1995 through December 6, 1996.

(3)   See Note 2 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     An investment in the Class A Common Stock involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Class A Common Stock offered hereby. This Prospectus contains forward-looking statements the accuracy of which is subject to many risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATING TO FORWARD-LOOKING STATEMENTS

            Certain statements contained in this Prospectus including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "projects," and words of similar import constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: a decline in the demand for aftermarket aircraft engines, engine parts and airframe components, which could materially adversely affect the Company's revenues; the availability of aircraft engines, engine parts and airframe components for resale, which could hamper the Company's ability to maintain adequate levels of inventory and meet customer demand; the possibility that regulatory changes and unforeseen events could impact the Company's ability to provide products and services to its customers; existing competition from national and regional competitors, which could result in pricing and other pressures on profitability and market share; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus including, without limitation, under the captions "Prospectus Summary;" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DEPENDENCE ON THE JT8D ENGINE

            The Company's business, financial condition and results of operations are dependent upon the aftermarket for JT8D Engines and Components. Approximately 91%, 95%, 84% and 68% of the Company's net sales during 1995, 1996, 1997 and the three months ended March 31, 1998, respectively, consisted of sales of JT8D Engines and Components and 81% of the Company's inventory at March 31, 1998 consisted of JT8D Engines and Components. Aircraft utilizing JT8D engines have been in service since the early 1960s. Aircraft utilizing older engines are generally more expensive to maintain and to operate, due primarily to higher fuel usage. Noise and other regulations in many countries also significantly increase the cost of operating aircraft utilizing older engines. Specifically, most JT8D engines will need to be hush-kitted or removed from service in the United States and the European Union by 1999 and 2002, respectively. A decline in passenger confidence in older aircraft could also lead to a decline in the aftermarket for JT8D Engines and Components. Any of these factors could cause the unanticipated retirement of aircraft utilizing JT8D engines. Any significant decline in the aftermarket for JT8D engines would have a material adverse effect on the Company's business, financial condition and results of operations. The Company has recently expanded its product line to include the CFM56 and CF6 series engines and parts and other series and types of engines and airframe parts and has limited experience with respect to the purchase and sale of such engines and parts. There can be no assurance that the Company will have the same level of success with CFM56, CF6 and other series and types of engines and airframe parts that it has had with JT8D Engines and Components. See "Business -- Regulation."

IMPACT OF GOVERNMENT REGULATION

            The aviation industry is highly regulated by the Federal Aviation Administration (the "FAA") and similar regulatory agencies of other countries. Before Engines and Components are installed on an aircraft, they must meet certain standards as to their condition and have appropriate documentation, and aircraft must also meet standards with respect to noise, emissions and maintenance. While the Company's principal operations are not currently regulated directly by the FAA, the independent facilities that repair and overhaul the Company's products and the aircraft operators that ultimately utilize the Company's products are subject to extensive regulation. In addition, the Company is currently subject to a voluntary accreditation program recommended by the FAA applicable to aftermarket parts suppliers and, through AVTEAM Aviation Field Services, Inc., a subsidiary of the Company ("AAFS"), the Company has recently expanded the services that it provides to include activities that required AAFS to obtain FAA certification, which it obtained in April 1997.

            The Company is dependent on third-party FAA-licensed repair facilities to perform repair services to bring aircraft engines held for resale and Engines and Components into airworthiness condition. The FAA has recently increased its scrutiny of third-party repair facilities and this increased scrutiny may result in fewer FAA-licensed repair facilities and longer turnaround times.

            The repair facilities utilized by the Company are responsible for inspecting and certifying Engines and Components to be of serviceable quality. The Company does not have direct control over the quality of repair performed by such repair facilities or the accuracy of airworthiness condition designated by such facilities. It is possible that Engines and Components could pass inspection by the Company, be sold by the Company and incorporated into an aircraft, and subsequently be determined to be unsafe or in need of further repair. In such event, the FAA has the authority to take actions which may include the grounding of an aircraft which contains such parts. Additionally, the customer who purchased such Engines or Components could demand a replacement Engine or Component. While the Company has insurance coverage to cover related losses, the effect of such a development on passenger confidence and customer relations could have a material adverse effect upon the Company. See "Business -- Products," "-- Regulation" and "-- Insurance."

            In September 1996, the FAA issued an advisory circular to support the implementation of a voluntary accreditation program for civil aircraft parts suppliers. This accreditation program establishes quality standards applicable to aftermarket suppliers, such as the Company, and designates FAA-approved organizations to perform quality assurance audits for initial and continued accreditation of such aftermarket suppliers.

            Standards established by the FAA and other regulatory agencies relating to the operation and maintenance of aircraft have significant effects on aircraft operators and the composition of their fleets. Noise and emission regulations, and additional maintenance requirements for older aircraft, may increase the cost of operating aircraft utilizing JT8D engines, which could lead to a decline in the demand for the products and services provided by the Company.

            The inability of the Company to supply its customers with Engines and Components on a timely basis, or any occurrence of the Company providing products subsequently determined unsafe, may adversely affect the Company's relationships with its customers and have a material adverse effect on its business, financial condition and results of operations. There can also be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a direct or indirect adverse impact on the Company. See "Business -- Products" and "-- Regulation."

DEPENDENCE ON THIRD-PARTY REPAIR FACILITIES

            The Company is dependent on third-party FAA-licensed repair facilities to perform repair services to bring aircraft engines held for resale and Engines and Components into airworthiness condition. The limited number of such repair facilities has on occasion resulted in long turnaround times for the repair and overhaul of aircraft engines and parts and such delays may continue to occur. The limited availability of repair facilities together with the recent closings of certain repair facilities has increased the likelihood of long turnaround times for the repair and overhaul of Engines and Components, which could have an adverse effect on the Company's business, financial condition and results of operations.



POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; DEPENDENCE ON AVIATION INDUSTRY

            The Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company may experience significant fluctuations in its operating results in the future, both on an annual and a quarterly basis, caused by various factors, many of which are beyond the control of the Company. These factors include: general economic conditions; specific economic conditions affecting the commercial aviation industry; the availability, timing and price of Engines and Components; the size and timing of customer sales; the mix of products sold and services provided by the Company; and unanticipated engine lease terminations or a default by a lessee.

            The demand for aftermarket Engines and Components is seasonal, with increased demand during the summer months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality." In addition, the commercial aviation industry is cyclical and has been subject to periodic fluctuations in its operating results. The Company has not operated during a significant downturn in the aviation industry. During such a downturn, there may be reduced overall demand for Engines and Components, lower selling prices for the Company's products, and increased credit risk associated with doing business with industry participants. Factors such as fuel prices may affect the commercial aviation industry and the aftermarket for older model Engines and Components. Increases in fuel prices may cause a decline in air travel, and older, typically less fuel-efficient aircraft (into which the Company's products are most often placed) become less desirable as fuel prices increase.

            The Company obtains its supply of Engines and Components principally by purchasing surplus aircraft and parts inventory. There can be no assurance that Engines and Components required by the Company's customers will be available on acceptable terms or at the times required by the Company or that economic and other factors which affect the aviation industry will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Business -- Industry Overview."

RISKS ASSOCIATED WITH AIRCRAFT ENGINE LEASES

            The Company leases Pratt & Whitney JT8D engines under operating leases to a limited number of customers. The success of an operating lease depends on the re-lease of engines on favorable terms on a timely basis and the ability to sell engines at favorable prices at the end of the lease term. In addition, the success of an operating lease depends in part upon having aircraft engines returned to the Company in marketable condition as required by the lease for such engines. Numerous factors, many of which are beyond the control of the Company, may have an impact on the Company's ability to re-lease or sell Engines and Components. These factors include general market conditions, regulatory changes (particularly those imposing environmental, maintenance and other requirements on the operation of aircraft engines), changes in the supply or cost of aircraft engines and technological developments. Consequently, there can be no assurance that the Company's estimated residual value for aircraft engines will be realized. If the Company is unable to re-lease or sell its engines on favorable terms on a timely basis upon expiration of the related lease, its business, financial condition and results of operations may be adversely affected. All engines currently leased by the Company are being leased, directly or indirectly, to domestic passenger airlines which may be affected by numerous factors, including the factors identified above and factors having an impact on the airline industry generally. In the event that a lessee defaults in the performance of its obligations, the Company may be unable to enforce its remedies under a lease. The Company's inability to collect lease payments when due or to repossess engines in the event of a default by a lessee could have an adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH

            The rapid growth experienced by the Company to date has placed, and could continue to place, significant demands on the Company's administrative, operational and financial resources. The Company has recently begun to broaden its product line and services and may in the future undertake acquisitions that could present further challenges to and demands upon the Company's resources. There can be no assurance that the Company will be able to anticipate business demand accurately, attract and retain the personnel required or manage any such growth successfully, and the failure to do so could have a material adverse effect on the Company. The Company's growth strategy includes the acquisition of complementary businesses. As the aftermarket industry continues to consolidate, the Company expects to face increasing competition from other companies for available acquisition opportunities. There can be no assurance that suitable acquisition candidates will be available, that financing for such acquisitions will be obtainable on terms acceptable to the Company, that such acquisitions can be consummated or that acquired businesses can be integrated successfully into the Company's operations. Further, the Company's results of operations in fiscal quarters immediately following a material acquisition may be materially adversely affected while the Company integrates the acquired business into its existing operations. Any acquisition, depending on its size, could result in the use of a significant portion of the Company's available cash, or if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's shareholders. There are no current agreements with respect to any material acquisitions.

CUSTOMER CONCENTRATION

            The Company sells its products and provides its services primarily to other aftermarket suppliers of Engines and Components, repair facilities, OEMs, aircraft operators and others. While the Company sold Engines and Components to over 600 different customers during 1997, sales of products and services to the Company's five largest customers accounted for 47%, 44% and 52% of the Company's net sales during 1997, 1996 and 1995, respectively. Sales of products and services to the Company's five largest customers for the three months ended March 31, 1998 accounted for 47% of the Company's net sales. One customer, United Airlines, Inc., accounted for 19% of the Company's 1997 net sales. Another customer, Aerothrust Corporation, accounted for 12% of the Company's 1997 net sales. A small number of customers may account for a significant portion of the Company's revenues from period to period due to the substantial cost of acquiring aircraft and certain parts and a significant portion of the Company's sales are expected to continue to be concentrated in a small number of customers. The loss of or significant curtailment of purchases by any of the Company's, significant customers could have a material adverse effect upon the Company. See "Business - Customers."

PRODUCT LIABILITY

            The commercial aviation industry periodically experiences catastrophic losses which may exceed insurance policy limits. The Company currently has in force aviation products insurance, with coverage limits for each occurrence and in the aggregate which it believes to be in amounts and on terms that are generally consistent with industry practice. To date, the Company has not experienced any aviation-related claims, and has not experienced any product liability claims related to its products or services. However, an uninsured or partially insured claim, or a claim for which third-party indemnification is not available, could have a material adverse effect upon the Company. See "Business -- Insurance."

COMPETITION

            The aftermarket for Engines and Components is highly fragmented, with a limited number of well-capitalized companies selling a broad range of products, and numerous smaller competitors serving distinct market niches, and is characterized by intense competition. The Company believes that the range and depth of inventories, full product traceability, product knowledge, quality, service and price are key factors in distinguishing the Company from other aftermarket suppliers. Certain of the Company's competitors have substantially greater financial, marketing and other resources than the Company. In addition, OEMs, aircraft maintenance providers, leasing companies and FAA-licensed repair facilities may vertically integrate into the aftermarket supply industry, thereby significantly increasing competition. There are established competitors that provide many of the services the

Company intends to offer, many of whom have substantially greater financial, marketing and other resources than the Company. There can be no assurance that the Company will continue to compete effectively against present and future competitors or that competitive pressures will not have a material adverse effect on the Company. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

            The Company's success is substantially dependent on the performance, contributions and expertise of its executive officers and key employees. The Company's success to date has been significantly dependent on the contributions of Donald Graw, its President and Chief Executive Officer, and Jaime Levy, its Executive Vice President, each of whom has entered into an employment agreement with the Company expiring December 1999. The Company does not carry substantial key man life insurance on its executive officers. The Company is also dependent on its ability to attract, retain and motivate additional personnel, especially in management. The loss of the services of any of its executive officers or other key employees or the Company's inability to attract, retain or motivate the necessary personnel could have a material adverse effect on the Company. See "Management."

CONTROL BY CERTAIN SHAREHOLDERS

            At May 19, 1998, 14% of the outstanding shares of Class A Common Stock was owned by Donald Graw, Jaime Levy and Richard Preston (the "Existing Common Shareholders"); 18.5% of the outstanding shares of Class A Common Stock was owned by The Clipper Group partnerships ("The Clipper Group"); and 22.1% of the outstanding shares was of Class A Common Stock were owned by the Registering Shareholders. The Existing Common Shareholders, The Clipper Group and the Registering Shareholders, if they were to act together, would have the power to elect all of the members of the Company's Board of Directors, amend the Articles of Incorporation of the Company (the "Articles") and the Bylaws of the Company (the "Bylaws") and effect or preclude fundamental corporate transactions involving the Company, including the acceptance or rejection of proposals relating to a merger of the Company or the acquisition of the Company by another entity. Accordingly, the Existing Common Shareholders, The Clipper Group and the Registering Shareholders are able to exert significant influence over the Company, including the ability to control decisions on all matters on which shareholders are entitled to vote. See "Principal and Registering Shareholders," "Description of Capital Stock" and "Certain Transactions."

FACTORS INHIBITING TAKEOVER

            Certain provisions of the Articles and Bylaws may delay or prevent a takeover attempt that a shareholder might consider in its best interest. These provisions establish certain advance notice procedures for shareholder proposals to be considered at the shareholders' meetings and provide that only the Board of Directors may call special meetings of the shareholders. In addition, the Board of Directors can authorize and issue shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series, with voting or conversion rights that could adversely affect the voting or other rights of holders of the Class A Common Stock. The terms of the Preferred Stock that might be issued could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of such stock. Furthermore, certain provisions of the Florida Business Corporation Act may have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock."

            In addition, the Board of Directors has approved, and recommended for shareholder approval, an amendment (the "Board Amendment") to Article V "Board of Directors" set forth in the Company's Articles to classify the Company's Board of Directors into three classes of directors serving staggered three-year terms; and to make technical amendments to the Articles to adjust certain of the Company's corporate governance procedures to accommodate the existence of a classified board of directors and staggered three-year terms for directors. Registering Shareholder approval of the Board Amendment may have the effect of further delaying or preventing a change of control of the Company. See "Description of Capital Stock-Proposed Amendment to the Company's Articles of Incorporation."

SHARES ELIGIBLE FOR FUTURE SALE

            Sales of a substantial number of shares of Class A Common Stock in the public market following the Offering, including the sale of shares of Class A Common Stock of the Registering Shareholders, could adversely affect the market price for the Class A Common Stock. On the date of this Prospectus, 7,196,339 shares of Class A Common Stock will be eligible for sale in the public market. An additional 3,469,400 shares of Class A Common Stock will become eligible for sale in the public market, subject to compliance with the provisions of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"). Of such 3,469,400 shares, 500,000 shares are held by Mr. Graw, the Company's President and Chief Executive Officer and a director of the Company, 500,000 shares are held by Mr. Levy, the Company's Executive Vice President and a director of the Company, 494,758 shares are held by Mr. Preston, the Company's Secretary and a director of the Company, and 1,974,642 shares are held by The Clipper Group, each of whom are affiliates of the Company ("Affiliates") within the meaning of Rule 144, and may, therefore, only be sold in the public market in compliance with the volume limitations and other requirements of Rule 144. See "Shares Eligible for Future Sale".

YEAR 2000

            The Company believes that it has prepared its computer systems and related software to accommodate data sensitive information relating to the Year 2000. The Company expects that any additional costs related to ensuring such systems and software to be Year 2000-compliant will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are Year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no Year 2000-related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.

                                 USE OF PROCEEDS

            The Offering is intended to satisfy certain obligations of the Company to the Registering Shareholders. The Company will not receive any of the proceeds from the sale of the shares of Class A Common Stock offered hereby. All expenses related to the Offering and the registration of the shares of Class A Common Stock offered hereby will be paid by the Company (other than selling commissions, and fees and expenses of the advisors to the Registering Shareholders).


                           PRICE RANGE OF COMMON STOCK

            The following information relates to the Class A Common Stock, which currently is listed on the Nasdaq Stock Market's National Market under the symbol "AVTM." At April 20, 1998, there were approximately 979 shareholders of record of the Class A Common Stock. The high and low sales prices of the Class A Common Stock for each quarter since the effective date of the Company's initial public offering, October 31, 1997 (the "IPO"), as reported by Nasdaq Stock Market, are set forth below:

                                                                                              1997
                                                                                         HIGH        LOW
                                                                                         ----        ---
1997
Fourth Quarter ...................................................................      $ 9.00      $8.12

                                                                                               1998
                                                                                         HIGH        LOW
                                                                                         ----        ---
1998
First Quarter ....................................................................      $12.12      $8.50
Second Quarter (through May 20, 1998) ............................................      $12.50      $9.87


                                 DIVIDEND POLICY

     The Company anticipates that earnings will be retained for use in developing and growing its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, restrictions in financing arrangements and such other factors as the Board of Directors deems relevant. The Company's ability to pay dividends or make distributions to shareholders is also restricted by the terms of Syndicated Credit Facility Agreement dated as of April 30, 1998, between the Company, NationsBank N.A. and certain other lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                                 CAPITALIZATION


            The following table sets forth the capitalization of the Company as of March 31, 1998. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                              MARCH 31, 1998
                                                                                            ------------------
                                                                                             (IN THOUSANDS)
Current portion of notes payable lease financing and capital lease obligations .......           $   249
                                                                                                 =======

     Long-term capital lease obligation ..............................................               161

     Long-term notes payable .........................................................             1,532

Shareholders' equity (1):
     Preferred stock, par value $.01 per share; 20,000,000 shares authorized;
        and no shares Outstanding ....................................................
                                                                                                 -------
     Class A Common Stock, par value $.01 per share; 77,000,000 shares
        authorized; 10,665,739 shares issued and outstanding .........................               107
     Class B Common Stock, par value $.01 per share; 3,000,000 shares
        authorized; 439,644 shares issued and outstanding ............................                 4

Additional paid-in capital ...........................................................            47,444

Retained earnings ....................................................................             5,601
                                                                                                 -------

     Total shareholders' equity ......................................................            53,156
                                                                                                 -------

        Total capitalization .........................................................           $54,849
                                                                                                 =======


-------------------------

(1) Does not include (i) 250,000 shares of Class A Common Stock issuable upon the exercise of outstanding stock options and (ii) 350,000 shares of Class A Common Stock reserved for issuance upon the exercise of stock options which may be granted under the Company's 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan."

                            SELECTED FINANCIAL DATA


     The following selected financial data for the years ended December 31, 1994, 1995, 1996 and 1997 and as at December 31, 1995, 1996 and 1997 are
derived from the Financial Statements of the Company, which have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data for the year ended December 31, 1993 and for the three months ended March 31, 1997 and 1998 and as at December 31, 1993 and March 31, 1997 and 1998 are derived from unaudited Financial Statements prepared by the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)






                                                                             YEAR ENDED DECEMBER 31,
                                                        1993         1994            1995             1996             1997
                                                      -------     -----------     -----------     -----------     -----------

STATEMENTS OF INCOME DATA:
Net sales ........................................    $ 3,891     $     9,062     $    18,299     $    31,724     $    52,881
Cost of sales ....................................      3,489           6,373          11,848          22,641          38,385
                                                      -------     -----------     -----------     -----------     -----------
Gross profit .....................................        402           2,689           6,451           9,083          14,496
Operating expenses (1) ...........................        588           1,941           5,162           4,312           7,312
                                                      -------     -----------     -----------     -----------     -----------
Income (loss) from operations ....................       (186)            748           1,289           4,771           7,184
Offering expenses(2) .............................         --              --              --           1,154              --
Interest (expense) income, net ...................        (14)              6            (191)           (757)           (991)
                                                      -------     -----------     -----------     -----------     -----------
Income (loss) before extraordinary item ..........       (200)            754           1,098           2,860           6,193
Extraordinary item(3) ............................        150              --              --              --              --
                                                      -------     -----------     -----------     -----------     -----------
Income (loss) before income taxes ................        (50)            754           1,098           2,860           6,193
Provision (credit) for income taxes(4) ...........         --              --              --            (370)          2,259
                                                      -------     -----------     -----------     -----------     -----------
Net income (loss)(4) .............................        (50)            754           1,098           3,230           3,934
Adjustments for pro forma (provision) credit
 for income taxes (5) ............................         18            (286)           (417)         (1,538)             --
                                                      -------     -----------     -----------     -----------     -----------
Pro forma net income (loss) (historical for 1997
 and the three months ended March 31,
 1998) ...........................................    $   (32)    $       468     $       681     $     1,692     $     3,934
                                                      =======     ===========     ===========     ===========     ===========
Pro forma net income (loss) per common share
 (historical for 1997 and the three months
 ended March 31, 1998)(5) ........................                $      0.12     $      0.17     $      0.34     $      0.65
                                                                  ===========     ===========     ===========     ===========
Weighted average number of common shares
 outstanding(6) ..................................                  4,000,000       4,000,000       5,000,000       6,073,694
                                                                  ===========     ===========     ===========     ===========
Pro forma net income per common share -
 assuming dilution (historical for 1997 and the
 three months ended March 31, 1998)(5) ...........                $      0.12     $      0.17     $      0.33     $      0.52
                                                                  ===========     ===========     ===========     ===========
Weighted average number of common
 equivalent shares outstanding -
 diluted(6) ......................................                  4,000,000       4,000,000       5,121,096       7,622,194
                                                                  ===========     ===========     ===========     ===========

                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                         1997           1998
                                                         ----           ----
                                                             (UNAUDITED)
STATEMENTS OF INCOME DATA:
Net sales ........................................    $    8,413    $     13,117
Cost of sales ....................................         5,716           9,232
                                                      ----------    ------------
Gross profit .....................................         2,697           3,885
Operating expenses (1) ...........................         1,349           1,689
                                                      ----------    ------------
Income (loss) from operations ....................         1,348           2,196
Offering expenses(2) .............................            --              --
Interest (expense) income, net ...................          (129)            (50)
                                                      ----------    ------------
Income (loss) before extraordinary item ..........         1,219              --
Extraordinary item(3) ............................            --              --
                                                      ----------    ------------
Income (loss) before income taxes ................         1,219           2,146
Provision (credit) for income taxes(4) ...........           444             794
                                                      ----------    ------------
Net income (loss)(4) .............................           775           1,352
Adjustments for pro forma (provision) credit
 for income taxes (5) ............................            --              --
                                                      ----------    ------------
Pro forma net income (loss) (historical for 1997
 and the three months ended March 31,
 1998) ...........................................    $      775    $      1,352
                                                      ==========    ============
Pro forma net income (loss) per common share
 (historical for 1997 and the three months
 ended March 31, 1998)(5) ........................    $     0.16    $       0.12
                                                      ==========    ============
Weighted average number of common shares
 outstanding(6) ..................................     5,000,000      11,105,383
                                                      ==========    ============
Pro forma net income per common share -
 assuming dilution (historical for 1997 and the
 three months ended March 31, 1998)(5) ...........    $     0.12    $       0.12
                                                      ==========    ============
Weighted average number of common
 equivalent shares outstanding -
 diluted(6) ......................................     6,700,000      11,135,631
                                                      ==========    ============



                                                                       DECEMBER 31,                            MARCH 31,
                                                     1993       1994      1995        1996      1997       1997       1998
                                                   -------     ------    -------    -------    -------    -------    -------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficiency) ....................  $   (40)    $2,433    $ 2,312    $16,930    $47,425    $17,620    $44,294
Inventory .......................................    3,304      2,771      8,563     14,505     24,480     21,300     39,333
Total assets ....................................    4,149      6,439     13,793     22,417     58,954     30,000     66,932
Total debt ......................................       --        350      3,287      3,048      4,446     10,767      1,942
Total shareholders' equity (capital deficiency) .      (40)     2,634      2,613     14,993     51,804     15,769     53,156


---------------------

(1) From inception and until July 21, 1994, the Company consigned all of its inventory to Turbine Engine Sales Group, Inc. ("Turbine"), and paid Turbine compensation equal to one half of the gross profit on consigned materials sold. The Company had no facilities and limited staffing during this period. Accordingly, income (loss) from operations prior to 1995 may not reflect the full level of operating expenses necessary to support the Company's operations during such periods.

(2) Represents a one-time charge against earnings in the third quarter of 1996 in the approximate amount of $1.2 million for the write-off of the costs associated with a public offering which was withdrawn in August 1996 due to market conditions. See Note 4 of Notes to Consolidated Financial Statements.

(3)   Represents gain on the extinguishment of debt to a related party.

(4) The Company was an S corporation for federal and state income tax purposes for the taxable periods from January 1, 1994 through December 6, 1996. As a result, the net income of the Company was taxed, for federal and state income tax purposes, directly to the Company's shareholders rather than to the Company. See Note 5 of Notes to Consolidated Financial Statements.

(5) Assumes that the Company was subject to federal and state income taxes during 1995 and 1996 (at an effective tax rate of approximately 38%).

(6)   See Note 2 of Notes to Consolidated Financial Statements.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Financial Statements of the Company and the Notes thereto, and other financial information included elsewhere in this Prospectus. This Prospectus contains certain statements regarding future trends, the accuracy of which is subject to many risks and uncertainties. Such trends, and their anticipated impact on the Company, could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

            The Company's net sales and its sales practices have been substantially affected by the amount of capital available to acquire its inventory of Engines and Components. In developing its business, the Company has emphasized the rapid sale of whole engines rather than obtaining maximum profit margins on each particular sale. The Company anticipates that the proceeds of its recent bank financing will enable it to continue to build its inventory to support increased sales and to sell its inventory on a more strategic basis to capitalize on the fluctuations in demand for Engines and Components caused by seasonal and other factors.

            In order to enable the Company to sell Engines and Components which it did not have the capital to acquire, the Company entered into an agreement on September 5, 1995 with Parati Corporation ("Parati") providing for Parati's acquisition of new and surplus aircraft engines for disassembly and resale by the Company (the "Parati Agreement"). The parties acquired Pratt & Whitney engines under the Parati Agreement. The Parati Agreement provided for an equal sharing of gross profits between the Company and Parati following the recovery by Parati of all costs borne by Parati and the recovery by the Company of all overhaul costs borne by the Company. Accordingly, since such date, the Company's cost of sales include the portion of the gross profit due Parati from the sale of engine parts of disassembled aircraft engines subject to the Parati Agreement. Net sales under the Parati Agreement were approximately $224,000, approximately $1.9 million and approximately $495,000 in 1995, 1996 and 1997, respectively. The cost of the engines acquired by Parati under the Parati Agreement was approximately $1.7 million. The Company and Parati terminated the Parati Agreement on August 21, 1997 and the Company does not intend to utilize similar agreements to acquire Engines or Components in the future.

            The Company records whole engines held for resale at the lower of cost or market. Gross margin on whole engine sales has fluctuated significantly from period to period, and can be expected to do so in the future, as a result of the conditions and circumstances under which whole engines are sold. For example, the Company may opportunistically sell whole engines at margins lower than those realized by the Company on its component sales to capitalize on market demand or to broaden its customer base.

            Engine parts and airframe components acquired by the Company are initially recorded at cost. Cost of sales relative to engine parts and airframe components shipped are recorded during an initial period following disassembly of the related whole engine or aircraft at the Company's historical ratio of cost of sales to net sales for engine parts from such engine types or at the Company's estimated ratio of cost of sales to net sales for airframe components. Thereafter, management evaluates the remaining engine parts and airframe components, estimates future sales and related overhaul costs and, if necessary, adjusts the ratio of costs of sales to net sales on a prospective basis. Thereafter, the Company records the cost of each engine part and airframe component sold at the time the related net sales are recognized, based on such ratios.

            The Company has recently expanded its product line to include higher thrust models of the JT8D series of engines and other high thrust engines, such as the CFM56 engine. These higher thrust engines are more expensive than the engines historically sold by the Company. As the Company's net sales increase, the Company expects that related operating expenses will increase at a lower rate, thereby creating higher operating margins.

            On December 6, 1996, the Company amended its employment agreements with Donald Graw and Jaime Levy. The rate of compensation for each of them was reduced from the prior level of 20% of adjusted net income as defined in such agreements (approximately $430,000 and $1.3 million, respectively, for each of them in 1994 and 1995), to provide for annual base salaries of $260,000 and $220,000 for Messrs. Graw and Levy, respectively, for an initial term of three years expiring December 1999. The Company also terminated its status as an S corporation on this date and became subject to federal and state income taxes. Historically, the Company did not record a provision for income taxes as a result of its S corporation status for 1994 and 1995 and recorded a $370,000 net benefit for income taxes in 1996.

            On November 3, 1997, the Company completed the IPO at an offering price of $8.50 per share of Class A Common Stock. Of the shares of Class A Common Stock offered thereby, 3,033,000 shares were sold by the Company and 1,467,000 shares were sold by Sragowicz Foundation, Inc. On December 3, 1997, the Company sold an additional 330,325 shares of its Class A Common Stock at an offering price of $8.50 per share price upon the exercise of an underwriters' over-allotment option. The Company received aggregate net proceeds from the Offering of approximately $25.5 million. Of this amount, $12.5 million was used to repay outstanding indebtedness, $200,000 was used for payment of accrued compensation and the remainder is being used for working capital and general corporate purposes, including the purchase of surplus aircraft and Engines and Components for the Company's inventory and the funding of the acquisition of complementary businesses. See "Liquidity and Capital Resources."

RESULTS OF OPERATIONS

            The following table sets forth for the periods indicated certain items contained in the Company's statements of operations expressed as a percentage of net sales:

                                                 FIRST QUARTER           YEAR ENDED DECEMBER 31,
                                                1998        1997       1997        1996        1995
                                                ----        ----       ----        ----        ----
Net sales ...................................   100%        100%       100%        100%        100%

Cost of sales ...............................    70          68         73          71          65
                                                ---         ---        ---        ----        ----

Gross profit ................................    30          32         27          29          35

Operating expenses ..........................    13          16         13          14          28
                                                ---         ---        ---        ----        ----

Income from operations ......................    17          16         14          15           7

Offering expenses(1) ........................    --          --         --           4          --

Interest expense, net .......................     1           2          2           2           1
                                                ---         ---        ---        ----        ----

Income before income taxes ..................    16          14         12           9           6

Provision (credit) for income taxes(2) ......     6           5          4          (1)         --
                                                ---         ---        ---        ----        ----

Net income(2) ...............................    10           9          8          10           6

Adjustment for pro forma provision for income
taxes(3) ....................................    --          --         --          (5)         (2)
                                                ---         ---        ---        ----        ----

Pro forma net income (historical for
  1997 and the three months ended
  March 31, 1998)(3) ........................    10%          9%         8%          5%          4%
                                                ===         ===        ===        ====        ====


(1) Represents a one-time charge against earnings in the third quarter of 1996 in the approximate amount of $1.2 million for the write-off of the costs associated with a public offering which was withdrawn in August 1996 due to market conditions. See Note 4 of Notes to Consolidated Financial Statements.

(2) The Company was an S corporation for federal and state income tax purposes for the taxable periods from January 1, 1994 through December 6, 1996. As a result, the net income of the Company was taxed, for federal and state income tax purposes, directly to the Company's shareholders rather than to the Company. See Note 5 of Notes to Consolidated Financial Statements.

(3) Assumes that the Company was subject to federal and state income taxes during 1995 and 1996 (at an effective tax rate of approximately 38%).

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

            Net Sales. Net sales increased 55.9% to $13.1 million in 1998 from $8.4 million in 1997. This increase is primarily due to an increase in whole engine sales of 128.6% over whole engine sales in 1997. In addition, revenue from leasing and field services increased to $1.3 million from $47,000.

            Gross Profit. Gross profit increased 44.0% to $3.9 million in 1998 from $2.7 million in 1997. Gross margin decreased to 29.6% in 1998 from 32.1% in 1997 principally because of the lower margins generated from the sale of whole engines, which accounted for 32.9% of the Company's net sales.

            Operating Expenses. Operating expenses increased 25.2% to $1.7 million in 1998 from $1.3 million in 1997. As a percentage of net sales, such expense decreased to 12.9% in 1998 from 16.0% in 1997. The expense increase is primarily attributable to increased personnel expense resulting from additional staffing in the Florida headquarters office, increased insurance expense as a result of higher inventory levels and volume of shipments and additional occupancy costs associated with the acquisition of an additional 50,000 square feet of rental warehouse space, offset by the reversal of a $100,000 reserve associated with a lapsed repair commitment to one customer.

            Net Interest Expense. Net interest expense decreased 61.2% to $50,000 in 1998 from $129,000 in 1997. As a percentage of net sales, such expense decreased to .4% in 1998 from 1.5% in 1997. The decreased interest expense is a result of lower borrowing levels, subsequent to the initial public offering of shares of Class A Common Stock of the Company in October 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

            Net Sales. Net sales increased 66.7% to $52.9 million in 1997 from $31.7 million in 1996. This increase is primarily due to an increase in whole engine sales of 183.0% over whole engine sales in 1996. In addition, airframe component sales increased significantly due to higher levels of inventory resulting from the disassembly of recently purchased whole aircraft.

            Gross Profit. Gross profit increased 59.6% to $14.5 million in 1997 from $9.1 million in 1996. Gross margin decreased to 27.4% in 1997 from 28.6% in 1996 principally because of the lower margins achieved through the quick sale of the Company's first CFM56 engine and the purchase and immediate sale of two engines as an accommodation to a first tier airline.

            Operating Expenses. Operating expenses increased 69.6% to $7.3 million in 1997 from $4.3 million in 1996. As a percentage of net sales, such expense increased to 13.8% in 1997 from 13.6% in 1996. The expense increase is primarily attributable to increased personnel expense resulting from additional staffing in the Florida headquarters office, increased insurance expense as a result of higher inventory levels and volume of shipments and start-up costs related to the Company's new Texas-based field services operation. Officers' compensation increased to $1.3 million in 1997 from $800,000 in 1996. The increase in amount reflects the effect of the amendment to the employment agreements of the two senior executives of the Company, which became effective subsequent to December 6, 1996, the hiring of a Chief Financial Officer in April 1996, the appointment of an executive officer in the fourth quarter of 1996, and the hiring of a vice president at the end of the first quarter of 1997.

            Net Interest Expense. Net interest expense increased 30.9% to $991,000 in 1997 from $757,000 in 1996. As a percentage of net sales, such expense decreased to 1.9% in 1997 from 2.4% in 1996. The increased interest expense is a result of higher borrowing levels, prior to the initial public offering in October 1997, in order to increase the amount of inventory available for sale.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

            Net Sales. Net sales increased 73.4% to $31.7 million in 1996 from $18.3 million in 1995. This increase is primarily due to an increase in sales of engine components related to a substantial increase in available inventory for sale. In addition, average unit prices of the 17 whole engines sold in 1996 increased to $550,000, compared with $250,000 for the 22 whole engines sold in 1995. This unit price increase was primarily attributable to a change in the product mix of whole engines to more expensive, higher thrust JT8D engines.

            Gross Profit. Gross profit increased 40.8% to $9.1 million in 1996 from $6.5 million in 1995. Gross margin decreased to 28.6% in 1996 from 35.3% in 1995. The margin decline is attributable to higher margins from the sale of engines acquired in a bulk purchase by the Company and sold in 1995 and an increase in sales of certain engine parts subject to gross profit sharing under the Parati Agreement.

            Operating Expenses. Operating expenses decreased 16.5% to $4.3 million in 1996 from $5.2 million in 1995. Operating expense declined as a percentage of net sales to 13.6% in 1996 from 28.2% in 1995. This decrease reflects the effect of amendments to the employment agreements of Messrs. Graw and Levy on December 6, 1996, and a one-time bonus to Messrs. Graw and Levy in the amount of $1.2 million in 1995. Offsetting the decline in officers' compensation expense were increases in other compensation resulting from recent additions to staff, facility expenses resulting from the May 1995 relocation to the company's current facility and the equipping of the disassembly facility during the first quarter of 1996. See Note 11 of Notes to Consolidated Financial Statements.

            Net Interest Expense. Net interest expense increased to $757,000 in 1996 from $191,000 in 1995. Such expense increased as a percentage of net sales to 2.4% in 1996 from 1.0% in 1995. The increase is a result of the Company's increased borrowing to support the purchase of substantially more inventory.

LIQUIDITY AND CAPITAL RESOURCES

            Historically, the Company's primary sources of liquidity have been from financing activities and cash flow generated by operations and, to a lesser extent, from consignment sales and sales under the Parati Agreement. Net cash provided by financing activities, derived primarily from the sale of common stock in 1997 was $29.7 million, from the sale of preferred stock in 1996 was $7.0 million and from bank lines of credit and advance from shareholders in 1995 was $2.3 million. The Company also obtained airframe components on consignment and may enter into other consignment arrangements in the future. In May 1997, the Company launched a program in conjunction with third-party financing sources under which the Company leases aircraft engines to its customers, which has increased the Company's liquidity and provide working capital for the purchase of additional aircraft engines.

            On December 6, 1996, the Company issued and sold 1,480,000 shares of Class A Preferred Stock and 220,000 shares of Class B Preferred Stock to The Clipper Group for an aggregate purchase price of $11.9 million. The net proceeds of this sale were applied toward the payment of certain distributions to the Company's shareholders in respect of earnings by the Company prior to the change in its status from an S corporation to a C corporation for federal and state income tax purposes, the repayment of advances to the Company from Messrs. Sragowicz and Preston, the repayment of loans from Barnett Bank of South Florida, N.A. to the Company, accrued bonuses payable to Messrs. Graw and Levy and the purchase by the Company of surplus aircraft and Engines and Components.

            On July 25, 1997, the Company entered into an agreement with NationsBanc Leasing Corporation ("NBLC") whereby the Company sold three Pratt & Whitney JT8D engines to NBLC for approximately $4.3 million and subsequently leased-back such engines for a period of five years at fixed monthly payments. The Company, at its option, may repurchase any of these engines at a predetermined percentage of the original leased amount beginning in July 1998. The engines subject to this agreement are currently on lease by the Company to third parties. Payments under such leases provide sufficient cash flow to exceed the Company's payments to NBLC. The proceeds from the sale of these engines were used by the Company to reduce the outstanding balance of its credit facility with NationsBank. On February 18, 1998, the Company repurchased one of the engines in order to sell it to a third party leasing company.

            On August 21, 1997, the Company issued and sold Class A Preferred Stock and Class B Preferred Stock to The Clipper Group for an aggregate purchase price of approximately $5.0 million, with the proceeds being used to reduce the outstanding balance of its credit facility with NationsBank.
See Note 15 of Notes to Consolidated Financial Statements.

            Also, on August 21, 1997, the Company issued and sold 327,772 shares of Class A Common Stock to Mr. Sragowicz for an aggregate purchase price of approximately $2.3 million as payment for loans made by Mr. Sragowicz to the Company in the amount of approximately $2.0 million and payment for the remaining inventory of Pratt & Whitney engine parts under the Parati Agreement valued at $270,648. See Note 8 of Notes to Consolidated Financial Statements.

            On November 3, 1997, the Company completed an initial public offering of 4,500,000 shares of its Class A Common Stock at an offering price of $8.50 per share. Of the shares of Class A Common Stock offered thereby, 3,033,000 shares were sold by the Company and 1,467,000 shares were sold by Sragowicz Foundation, Inc. On December 3, 1997, the Company sold an additional 330,325 shares of its Class A Common Stock at an offering price of $8.50 per share price upon the exercise of an underwriters' over-allotment option. The Company received aggregate net proceeds from the Offering of approximately $25.6 million. Of this amount, $12.5 million was used to repay outstanding indebtedness, $200,000 was used for payment of accrued compensation and the remainder is being used for working capital and general corporate purposes, including the purchase of surplus aircraft and Engines and Components for the Company's inventory.

            On April 30, 1998, AVTEAM, as borrower, and AAFS, as guarantor, entered into a Credit Agreement (the "Credit Agreement") with a syndicate of lenders led by NationsBank, N.A., as administrative agent (the "Lenders"), pursuant to which the Lenders agreed to make available to the Company a revolving credit facility (the "Revolving Credit Facility") in the maximum aggregate principal amount of up to $70.0 million. The Revolving Credit Facility includes (i) a working capital revolving loan facility (the "Working Capital Revolving Loan Facility") in the aggregate principal amount of up to $45.0 million and a (ii) an acquisition revolving loan facility (the "Acquisition Revolving Loan Facility") in the aggregate principal amount of up to $25.0 million. The Working Capital Revolving Loan Facility will be used by the Company to finance working capital, capital expenditures and general corporate purposes. The Acquisition Revolving Loan Facility will be used by the Company to finance acquisitions permitted under the Credit Agreement. The Credit Agreement is secured by a senior security interest in all of the assets of the Company. In addition, the obligations of AVTEAM under the Credit Agreement are guaranteed by AAFS. As of May 20, 1998, the Company has drawn an aggregate of $3.5 million under the Working Capital Revolving Facility. AVTEAM may borrow, repay and re-borrow funds under the Credit Agreement until April 30, 2001. The Credit Agreement requires AVTEAM to make certain mandatory prepayments of principal and interest and permits the Registrant to make optional prepayments of principal and interest. The foregoing description of the terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

            The Company has established a capital expenditure budget of approximately $1.75 million during 1998, including approximately $750,000 for additional engine tooling in the Company's disassembly operations, approximately $150,000 for enhancements to the Company's management information systems, approximately $400,000 for warehouse improvements, approximately $300,000 for additional leasehold improvements related to planned increases in personnel, approximately $100,000 for additional equipment to be utilized by the Company's field service subsidiary and $50,000 for additional office furniture and equipment.

            The Company's principal working capital requirements relate to the acquisition of inventory and carrying of receivables. The Company believes that the current level of working capital and amounts available under the Credit Facility will enable it to meet its liquidity requirements for the next twelve months.

SEASONALITY

            The Company believes that demand for Engines and Components is seasonal, with increased demand during the summer months. This seasonality exists because aircraft engine performance is directly related to ambient temperature (as temperatures rise it is more difficult for aircraft engines to perform properly). As a result, certain aircraft engines are removed from service during the summer months due to the failure of those particular aircraft engines to comply with exhaust gas temperature limitations. Aircraft engines of the same type and model can have different performance capabilities. The summer months also include peak travel periods during which aircraft utilization levels are high. In addition, the timing of whole aircraft engines sold, which have a substantially greater purchase price than the installed parts and components, may cause significant fluctuations in the Company's quarterly operating results. The Company has in the past and may in the future experience substantial quarterly fluctuations in sales as a result of these seasonal effects.

IMPACT OF YEAR 2000

            The Company believes that it has prepared its computer systems and related software to accommodate data sensitive information relating to the Year 2000. The Company expects that any additional costs related to ensuring such systems and software to be Year 2000-compliant will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are Year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no Year 2000-related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.

                                    BUSINESS

GENERAL

            AVTEAM is a global supplier of aftermarket Engines and Components. The Company has historically focused on the purchase and resale of Engines and Components for the Pratt & Whitney JT8D series of engines, which power approximately 33% of the world's commercial aviation fleet. The Company has recently expanded its product line to include the CFM56 series of engines, which had the highest production volume of any commercial engine series in 1997. The Company works with its worldwide network of industry contacts to identify and evaluate Engines and Components and surplus aircraft for potential acquisition. Engines and Components are either made available for immediate resale or repaired by FAA-licensed repair facilities and then resold. Surplus aircraft are disassembled and sold as parts by the Company. The Company resells Engines and Components to other aftermarket suppliers, independent repair facilities, aircraft operators and original equipment manufacturers. Since its inception, the Company has substantially increased its revenue base, broadened the range of products and services offered to include leasing and engine management and on-wing maintenance services and taken consistent steps to ensure the quality of its products and services. From $3.9 million in 1993, the Company's net sales reached $52.9 million in 1997, when the Company supplied over 600 customers worldwide. The Company's revenue growth from 1996 to 1997 was 66.7%. In November 1996, the Company became the first aftermarket supplier to receive quality accreditation from the Airline Suppliers Association, an FAA-recognized independent quality assurance organization. The Company believes that there are currently fewer than 25 accredited aftermarket suppliers who compete directly with AVTEAM.

INDUSTRY OVERVIEW

            The Company believes that the annual worldwide aftermarket for Engines and Components is approximately $10 billion of which approximately $1 billion represents sales and leases of JT8D Engines and Components. The aftermarket for Engines and Components is highly fragmented, with a limited number of well-capitalized companies selling a broad range of products and numerous smaller competitors serving distinct market niches. The Company believes that the following factors will contribute to the continued growth of the aftermarket for Engines and Components and will accelerate the trend towards consolidation in the industry: (i) growth in air transit activity; (ii) increase in the number of older commercial aircraft; (iii) aircraft operators' demand for full service suppliers; and (iv) increased regulatory scrutiny.

            Growth in Air Transit Activity. According to Boeing's 1997 Market Outlook, by the year 2006, global air travel will increase approximately 75%, and the number of passenger and cargo aircraft in service will increase by approximately 48%. The Company believes that growth in air transit activity will continue to increase the demand for aftermarket Engines and Components.

            Increase in the Utilization of Older Commercial Aircraft. Increased demand for air travel and the need for aircraft operators to reduce operating and capital costs have prompted many airlines to extend the useful life of older equipment. The installation of FAA-approved hushkits and extended life maintenance programs have increased the useful life of aircraft utilizing JT8D engines for many operators. In addition, many second-tier foreign and domestic aircraft operators are increasing their fleets through the acquisition of less expensive used aircraft, which typically require more maintenance and replacement parts than new aircraft.

            Aircraft Operators' Demand For Full Service Suppliers. Cost considerations are causing aircraft operators to reduce the size of their spare parts inventories, while cost and quality concerns cause them to maintain relationships with a more limited number of approved suppliers. As a result, many airlines today require full service suppliers that provide a broad array of products and services.

            Increased Regulatory Scrutiny. Increased regulatory scrutiny by the FAA of the airline industry has created opportunities for aftermarket parts suppliers with the infrastructure and quality systems to satisfy increased regulatory standards. In September 1996, the FAA issued an advisory circular recommending voluntary industry oversight and accreditation of aftermarket parts suppliers. In response to regulatory scrutiny, aircraft operators have increased their documentation requirements for products purchased in the aftermarket. The Company believes that regulatory scrutiny will continue to increase, forcing aftermarket suppliers to meet higher quality standards, which may strain the resources of smaller competitors.

BUSINESS STRATEGY

            The Company believes that its industry experience and capabilities position it to expand its market presence in the growing aftermarket for Engines and Components. The Company intends to build upon its success and exploit favorable industry dynamics by: (i) capitalizing on its worldwide sourcing network; (ii) continuing its commitment to quality leadership; (iii) broadening its product line; (iv) increasing sales to aircraft operators by providing value-added services; and (v) pursuing strategic acquisitions.

            Capitalize on Worldwide Sourcing Network. The Company believes that purchasing Engines and Components on a timely basis and at favorable prices is critical. Although there are well-developed channels for distribution of Engines and Components by aftermarket suppliers, there is no consistent, reliable and organized market for aftermarket suppliers to acquire their inventory. Accordingly, the Company has developed a sourcing network of independent agents operating throughout the world that assists management in identifying available products and facilitates quick evaluation of products and execution of purchasing decisions.

            Continue Commitment to Quality Leadership. The Company emphasizes adherence to high quality standards at each stage of its operations (product acquisitions, overhaul, documentation, inventory control and delivery). Of the approximately 2,500 worldwide distributors offering parts to civil aviation purchasers, the Company was the first aftermarket supplier to meet the voluntary accreditation quality system standard of the Airline Suppliers Association as endorsed by the FAA.

            Broaden Product Line. The Company has recently expanded its product line to include higher thrust models of the JT8D series of engines and other high thrust engines, such as the CFM56 and CF6 engines. The CFM56 has been in service since 1982 and an active aftermarket in this engine has begun to emerge. The installed base of these engines is expected to approximate the size of the current installed base of the JT8D within the next few years. The Company acquired two CFM56 engines in 1997. One of these engines has been disassembled to provide the Company with its initial inventory of CFM56 engine parts. The other engine was sold as a whole engine. The Company purchased its first CF6 engine parts package in April 1998. The Company also has increased its availability of airframe components as it continues to acquire surplus aircraft for disassembly and additional supply of engine inventory.

            Increase Sales to Aircraft Operators by Providing Value-Added Services. The Company believes that aircraft operators' increased demand for full service creates considerable opportunities for larger, well-capitalized aftermarket suppliers. The Company intends to take advantage of this trend and differentiate itself from other aftermarket suppliers by providing a full range of products and services, including an expanded range of engine field services, such as borescoping and hushkit installations, a full range of on-wing maintenance services, engine and aircraft leasing programs and engine management services.

            Pursue Strategic Acquisitions. The Company's facilities, management information systems and management structure have been designed to support future growth and to enable the Company to benefit from the trend towards industry consolidation. The Company may selectively acquire companies that complement its existing business.

PRODUCTS

            The Company's product line includes Engines and Components for all models of the JT8D series and airframe components for DC-9 and Boeing 707 and 727 aircraft. Although production of most models of the JT8D ceased in 1987, the JT8D engine continues to power approximately 33% of the world's commercial aircraft. Since there currently is no cost-effective replacement for the JT8D engine with which to power existing narrow-body aircraft, operators continue to maintain their older engines. The Company believes that there will be continuing demand for JT8D products. The Company has recently expanded its product line to include Engines and

Components for higher thrust engines, such as the CFM56 and CF6 both manufactured by CFM International, which are owned by approximately 210 companies worldwide. The Company acquired two CFM56 engines in 1997 and one CF6 parts package in April 1998. One of these engines has been disassembled to provide the Company with its initial inventory of CFM56 engine parts. The other engine was sold as a whole engine. The following chart indicates the Company's estimate of the number of JT8D and CFM56 engines currently in service, as well as the principal types of aircraft utilizing such engines.

                                              NUMBER
ENGINE TYPE IN                                SERVICE                   AIRCRAFT APPLICATION
--------------                                -------                   --------------------
Pratt & Whitney
  JT8D-7-17 .............................      10,300                 DC-9, B727, B737
  -200      .............................       2,700                 B727, MD-80
CFM International
  CFM56-3, -5............................       7,700                 B737, A319, A320, A321, A340
  CF6       .............................       1,696                 A300, A310, DC-10, B747, B767,
                                                                      MD-11


            Engines and Components are classified within the industry as "factory new", "new surplus", "overhauled", "serviceable" and "as removed". A new engine or part is one that has never been installed. Factory new Engines or Components are purchased from manufacturers or their authorized distributors. New surplus parts are purchased from excess stock of airlines, repair facilities or other suppliers. An overhauled Engine or Component is one which has been completely disassembled, inspected, repaired, reassembled and tested by an FAA-licensed repair facility. An Engine or Component is classified as serviceable if it is repaired by an FAA-licensed repair facility rather than being completely disassembled and overhauled. An Engine or Component may also be classified as serviceable if it is removed by the operator while operating under an approved maintenance program, is functional and meets the manufacturer's time and cycle restrictions applicable to the part. A new, overhauled or serviceable designation indicates that the engine or part can be immediately placed in service on an aircraft. An Engine or Component in "as removed" condition requires functional testing, repair or overhaul by an FAA-licensed repair facility prior to being returned to service in an aircraft and is classified as "non-serviceable."

            Engine Parts. The Company's inventory of engine parts consists primarily of parts for the JT8D series of engines and includes a broad selection of over 4,000 items. The Company obtains most of its components by purchasing and disassembling engines. The Company prices individual components based upon their classification, condition and general level of availability in the aftermarket. Greater than 80% of the Company's engine parts inventory is purchased in "as removed" condition and therefore requires inspection and possible overhaul by FAA-licensed repair facilities prior to installation. FAA-licensed repair facilities specialize in different inspection and overhaul procedures and the Company has an approved vendor list consisting of over 50 FAA-licensed repair facilities.

            The Company has designed and equipped a disassembly facility for JT8D engines, with flexibility to accommodate substantial growth in volume and expansion into other types of aircraft engines, and hired personnel to conduct engine disassembly operations. As a result, the Company has significantly improved aircraft engine disassembly turnaround time.

            Whole Engines. The Company purchases either serviceable engines for immediate resale or non-serviceable engines that are repaired and/or overhauled for the Company by FAA-licensed repair facilities and then resold. In certain cases, the Company specifies the workscope of repair based on the specifications of its customers. The Company uses engine parts from its inventory to minimize the repair costs to benefit its customers. Prices for engines depend on the level of thrust, availability of the engine type at time of sale and the buyer's circumstances. In the event that an aircraft requires a replacement engine, a customer may be willing to pay a premium for a serviceable engine which can be delivered immediately.

            Airframe Components. The Company provides a full range of DC-9 rotable airframe components which it acquires through the purchase of whole DC-9 aircraft. A rotable is a component which is removed periodically as mandated by an operator's maintenance procedure or on an "as needed" basis and is typically repaired or overhauled and reused an indefinite number of times. Sales of rotable airframe components include avionics equipment (for example, fuel and altitude indicators) and actuators (for example, devices that perform certain mechanical functions). The Company expects to increase its inventory of airframe components as part of its growth strategy.

SERVICES

            Field Services. The Company offers engine borescoping services, a diagnostic procedure utilizing a video camera attached to the end of a thin tube which is inserted into engine sections to analyze the condition of an engine without disassembly. The service is performed by a Company technician certified by the OEM. The Company also utilizes its borescoping capabilities to evaluate substantially all engines which the Company has the opportunity to purchase. In February 1997, the Company, through AAFS, its newly formed subsidiary, entered into a 40-month lease of approximately 5,300 square feet in Dallas, Texas, from which it began to conduct expanded borescope, repair and other service operations. AAFS has received FAA certification to perform a broad range of on-wing maintenance services, including the installation of hush-kits on JT8D engines and the repair and replacement of a limited number of engine parts and components. In March 1997, AAFS entered into a licensing agreement with Pratt & Whitney pursuant to which Pratt & Whitney has designated AAFS as an approved source of borescope, repair and certain on-wing maintenance services for Pratt & Whitney engines (the "Pratt & Whitney Field Services Agreement"). See " -- Relationship with Pratt & Whitney." In August 1997, AAFS entered into an agreement with Southwest Airlines Co. whereby AAFS was engaged on an exclusive basis to install hushkits on its Pratt & Whitney JT8D-9A engines. As of March 1998, AAFS has 11 employees with an average of 21 years of industry experience performing these activities.

            Engine Management Services. In 1998, the Company began offering engine management services to its customers. Services provided by the Company includes arranging for volume discounts and competitive bids for third party services, preparing workscopes for the repair of engines, monitoring engines through the entire repair process, providing cost-effective replacement parts, and auditing repair invoices. By offering engine management services, the Company is able to leverage the expertise it has developed in managing the repair of engines which it has acquired.

            Engine and Aircraft Leasing Services. In May 1997, the Company began to offer operating leases of aircraft engines. In February 1998, the Company began to offer operating leases of aircraft to airlines. The Company intends to capitalize on the increasing demand by aircraft operators for operating leases which are being used as an alternative to traditional aircraft and aircraft engine financing arrangements. By entering into such leases, the Company will be better able to control its future supply of engines and aircraft and retain the potential benefit of the residual value of such engines and aircraft.

QUALITY ASSURANCE

            The Company adheres to stringent quality control standards and procedures in the purchase and sale of its products. In November 1996, the Airline Suppliers Association, an FAA-recognized independent quality assurance organization, accredited the Company as an aftermarket supplier after the completion of an extensive operational audit and numerous meetings with the Company's management. The Company was the first aftermarket supplier to receive such accreditation, and the Company believes that there are [currently] fewer than 25 accredited aftermarket suppliers who directly compete with the Company.

            Because aircraft operators require a readily available and identifiable source of inventory meeting regulatory requirements, the Company has implemented a total quality assurance program. This program consists of numerous quality procedures, including the following:

            - Inspection procedures mandating that procured Engines and Components be traceable to a source approved by the Company

            -  Detailed inspections of overhauled Engines and Components

            - Training and supervision of personnel to properly carry out the total quality assurance program

            - On-going quality review board meetings to oversee the total quality assurance program

            In addition, as part of its total quality assurance program, the Company has implemented a repair facility performance monitoring program which requires each FAA-licensed repair facility used by the Company to perform a self-audit of its operations on a regular basis and to submit to a facility audit performed by an independent quality assurance organization retained by the Company.

PURCHASING

            The Company's business is substantially dependent on its purchasing activities because its net sales are directly influenced by the level of inventory available for sale. Accordingly, senior management of the Company takes a significant role in identifying, negotiating and acquiring surplus aircraft and Engines and Components. Because the size of the Company's inventory is critical to its results of operations and because there is no organized market to procure surplus inventory, the Company's operations are materially dependent on the success of management in identifying potential sources of inventory and effecting timely purchases at acceptable prices. In order to acquire inventory effectively, the Company's purchasing procedures include:

            - Deploying field personnel to identify potentially available surplus aircraft and Engines and Components

            - Appointing representatives domestically and abroad to identify purchase opportunities

            -  Purchasing for cash rather than seeking extended payment terms

            - Maintaining a streamlined review process in order to make timely offers

            -  Involving senior management in negotiating and closing purchases

            The Company historically acquired its inventories of Engines and Components primarily through the purchase of surplus aircraft and engines and engine parts inventories and acquired its airframe component inventory on a consignment basis. The Company's experience is that, while consignments are a means to obtain inventory with a minimum commitment of capital, outright purchases generally result in higher gross margins on sales of such inventory. Accordingly, the Company is seeking to increase its outright purchase of airframe components to supplement its consignment inventory. "Bulk" purchase opportunities often arise when airlines, in order to reduce expenses or change fleet, sell large amounts of inventory in a single transaction. The Company has completed four large bulk inventory purchases since 1992 and intends to pursue additional bulk inventory purchase opportunities if and as they become available.

SALES AND MARKETING

            The majority of the Company's day-to-day sales are accomplished through its sales force, which currently consists of 14 employees, supplemented by eight consultants and representatives worldwide for attracting and maintaining relationships with customers. The Company is a member of various trade and business organizations which provides appropriate industry exposure.

            The Company advertises its available inventories held for sale on the Inventory Locator System "ILS," an aviation parts information network which enables approximately 2,300 buyers, including major airlines and repair facilities, to access the Company's inventory. The Company is able to market all available Engines and Components through the ILS and customers can locate the Company's inventory noting quantities, part numbers, and condition.

Customers may request quotes for any specific part through direct electronic interface with the Company. Pricing information is not available on the ILS and the Company bases its pricing for particular parts on its extensive industry knowledge.

RELATIONSHIP WITH PRATT & WHITNEY

            In connection with the Pratt & Whitney Field Services Agreement, AAFS is recognized by Pratt & Whitney as an approved source of borescope, repair and certain on-wing maintenance services for Pratt & Whitney engines. The Company believes that AAFS was selected by Pratt & Whitney primarily because of the significant industry experience of AAFS' employees in performing these field services. Pratt & Whitney has agreed to list AAFS in engine manuals as an approved source of such field services, direct inquiries for such field services to AAFS and provide on going qualification training to AAFS' employees. In return, Pratt & Whitney is entitled to a fee based on AAFS' revenues related to such field services. The Pratt & Whitney Field Services Agreement expires December 1999. As of March 1998, the Company was one of only three companies worldwide recognized by Pratt & Whitney as an approved source of these field services.

MANAGEMENT INFORMATION SYSTEMS

            The Company's management information systems include a customized inventory information technology system which is fully integrated with the Company's accounting system and assists management in planning, operating and controlling its business activities.

            The information system contains the most current information regarding each item in the Company's inventory. By accessing the information system, the Company can document: (i) full traceability to the FAA-approved point of origin for any part (whether to the OEM, an approved agent of the OEM or an FAA-licensed repair facility); (ii) the aircraft or engine from which the part originated; (iii) the availability and condition of parts in the Company's inventory and, if at an FAA-licensed repair facility, when such parts are due to be returned; (iv) the sales history regarding the type of parts sold to the Company's customers (including dates and sales prices); (v) the status of customer orders; and (vi) any relevant purchase commitments. The information system also provides time and usage cycles for life-limited parts.

            The information system has an automatic interface that transfers sales and customer accounts receivable transactions to the primary accounting records and subsidiary ledger. Purchase and sales commitment data, real-time inventory levels, recording of inventory movements and current assessment of supply and demand for various parts are the subject of daily reports to management.

            The Company recently completed an upgrade which increased the capacity of its management information system to accommodate higher inventory levels and additional users. The Company is in the process of upgrading its management information system to include a state-of-the-art document scanning system, thereby allowing for improved accuracy and faster retrieval of inventory traceability documents that must accompany all sales for regulatory compliance.

            The Company believes that it has prepared its computer systems and related software to accommodate data sensitive information relating to the Year 2000. The Company expects that any additional costs related to ensuring such systems and software to be Year 2000-compliant will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are Year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no Year 2000-related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.

REGULATION

            The aviation industry is highly regulated in the United States by the FAA and in other countries by similar regulatory agencies. These regulations are designed to insure that all aircraft and aviation equipment are continuously maintained in proper condition for the safe operation of aircraft. While the Company's principal operations are not currently regulated directly by the FAA, the independent facilities that repair and overhaul the Company's products and the aircraft operators that ultimately utilize the Company's products are subject to extensive regulation. Accordingly, the Company must consider the regulatory requirements of its customers and provide them with Engines and Components that comply with airworthiness standards established by the FAA and the OEMs, together with required documentation which enables these customers to comply with other applicable regulatory requirements. The inspection, maintenance and repair procedures for the various types of aircraft and aviation equipment are prescribed by regulatory authorities and can be performed only by FAA-licensed repair facilities utilizing certified technicians. Compliance with the applicable FAA and OEM standards is required prior to installation of a part on an aircraft. The Company only utilizes FAA-licensed repair facilities to repair and certify aircraft engines and parts. The Company has recently expanded the range of services that it offers to include on-wing engine maintenance consisting of the installation of hush-kits on JT8D engines and the repair and replacement of a limited number of engine parts and components that required AAFS to obtain FAA certification, which it obtained in April 1997.

            In June 1996, the FAA articulated a series of changes in the FAA's inspection policies to enhance its oversight of aircraft operators that rely on third-party maintenance. The effect on the Company of such changes to the FAA's inspection policies may be to reduce the number of third-party maintenance providers that provide services to the Company. To date, the Company's operations have not been materially adversely effected as a result of such regulations.

            In September 1996, the FAA issued an advisory circular to support the implementation of a voluntary accreditation program for civil aircraft parts suppliers. This accreditation program establishes quality standards applicable to aftermarket suppliers, such as the Company, and designates FAA approved organizations to perform quality assurance audits for initial accreditation of aftermarket suppliers. Quality assurance audits are required on an on-going basis to maintain accreditation. In November 1996, the Airline Suppliers Association, an FAA-recognized independent quality assurance organization, accredited the Company as an aftermarket supplier after the completion of an extensive facilities audit and numerous meetings with the Company's management. The Company was the first aftermarket supplier to receive such quality accreditation, and the Company believes that there are currently fewer than 25 accredited aftermarket suppliers who compete directly with AVTEAM. The FAA considers that obtaining civil aircraft parts through accredited suppliers is a sound safety practice. Parts procured from an accredited supplier convey assurance to the purchaser that the quality is as stated and the appropriate documentation is on a file at the supplier's place of business. Furthermore, accreditation provides assurance that the supplier has implemented an appropriate quality assurance system and has demonstrated the ability to maintain that system. The Company believes that ongoing quality assurance audits and strict adherence to its quality assurance system is essential to meeting the needs of its existing and future customers.

            Because the Company's sales consist largely of older series JT8D engines and parts, regulations promulgated by the FAA governing noise emission standards for older aircraft and the FAA's Aging Airplane Program Plan (the "Aging Airplane Program") have a material impact on the market for the Company's products. Substantially all of the aircraft powered by the JT8D engine must install hush-kits pursuant to such noise emission standards or be phased out of operation in the United States by December 31, 1999 and in the European Union by April 1, 2002. The Aging Airplane Program requires aircraft operators to perform structural modifications and inspections to address airframe fatigue and to implement corrosion prevention and control programs, which increase the operating and maintenance costs of JT8D-powered aircraft. Furthermore, the EPA and the various agencies of the European Union have sought the adoption of stricter standards limiting the emission of nitrous oxide from aircraft engines. The Company believes that notwithstanding the substantial costs imposed by noise emission standards and the Aging Airplane Program on older aircraft powered by JT8D engines, estimated by the Company to average approximately $4 million per aircraft, certain aircraft operators will continue to utilize older aircraft due to the substantially greater cost of acquiring new replacement aircraft.

            The core operations of the Company may in the future be subject to FAA or other regulatory requirements. The Company closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact the Company.

PRODUCT LIABILITY

            The Company's business exposes it to possible claims for personal injury or death which may result from the failure of an aircraft spare part sold by it. While the Company maintains what it believes to be adequate liability insurance to protect it from such claims, and while no material claims have, to date, been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any such liability not covered by insurance could have a material adverse effect on the financial condition of the Company.

CUSTOMERS

            The Company sells its products and provides its services primarily to other aftermarket suppliers of Engines and Components, repair facilities, OEMs, aircraft operators and others. While the Company sold Engines and Components to over 600 different customers during 1997, sales of products and services to the Company's five largest customers accounted for approximately 47%, 44% and 52% of the Company's net sales during 1997 1996 and 1995, respectively. Sales of products and services to the Company's five largest customers for the three months ended March 31, 1998 accounted for 47% of the Company's net sales. One customer, United Airlines, Inc., accounted for 19% of the Company's 1997 net sales. Another customer, Aerothrust Corporation, accounted for 12% of the Company's 1997 net sales. A small number of customers may account for a significant portion of the Company's revenues from period to period due to the substantial cost of acquiring aircraft engines and certain parts and a significant portion of the Company's sales are expected to continue to be concentrated in a small number of customers.

COMPETITION

            The aftermarket for Engines and Components is highly fragmented, with a limited number of well-capitalized companies selling a broad range of products; and numerous smaller competitors serving distinct market niches and is characterized by intense competition. The Company believes that range and depth of inventories, full product traceability, product knowledge, quality, service and price are the key factors in distinguishing the Company from other aftermarket suppliers. Certain of the Company's competitors have substantially greater financial, marketing and other resources than the Company. In addition, OEMs, aircraft maintenance providers, leasing companies and FAA-licensed repair facilities may vertically integrate into the supply industry, thereby significantly increasing competition. There are established competitors that provide many of the services the Company intends to offer, many of whom have substantially greater financial, marketing and other resources than the Company.

BACKLOG

            The Company's backlog of unfilled orders at May 1, 1998 was approximately $9.0 million. A substantial portion of the Company's backlog is typically scheduled for delivery within 60 days. Moreover, variations in the size and delivery dates of orders received by the Company, as well as changes in customers' delivery requirements, may result in substantial backlog fluctuations from period to period. Accordingly, the Company believes that backlog cannot be considered a meaningful indicator of future financial results.

ENVIRONMENTAL MATTERS

            The Company has registered its aircraft engine disassembly facility in Miramar, Florida with the U.S. Environmental Protection Agency (the "EPA") and the State of Florida Department of Environmental Protection as a potential small quantity generator of hazardous materials. During the disassembly of used aircraft engines, residual oil is removed from aircraft engines and engine parts are cleaned with a mineral spirits based solvent, resulting in the generation of certain waste materials which require disposal. An EPA approved laboratory has reviewed the Company's cleaning operations and determined that the cleaning solvent and the waste materials generated during the cleaning operations are non-hazardous substances. The Company is therefore not required to obtain permits for the generation, handling, storage, transportation or disposal of the cleaning solvent or the waste materials. The Company believes it is in material compliance with applicable environmental laws and regulations.

INSURANCE

            The Company is a named insured under various policies which include the following coverage: (i) products liability; (ii) personal property, inventory and business income at the Company's two principal facilities; (iii) commercial general; (iv) hangarkeepers' liability (damages due to loss of aircraft occurring while such aircraft is in the care, custody or control of the Company for safekeeping, storage or repair); (v) employee benefit liability;
(vi) international commercial liability (including contractual liability) for bodily injury or property damage; (vii) umbrella liability; (viii) directors' and officers' liability coverage; and (ix) employment practices' liability coverage. The Company believes that the extent of these coverages is consistent with industry standards and adequate to insure against the various liability risks of its business.

EMPLOYEES

            As of May 14, 1998, the Company had 78 full-time employees. None of its employees are represented by a union. The Company has not experienced any labor-related work stoppages and considers its relations with employees to be good.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT


            The following table sets forth certain information concerning each of the directors and executive officers of the Company.

NAME                                                                   AGE              POSITION
----                                                                   ---              --------
Donald A. Graw..........................................................43          Chairman of the Board, President and
                                                                                    Chief Executive Officer
Jaime J. Levy...........................................................42          Executive Vice President and Director
Bryan Thomas McFarland..................................................44          Vice President - Business Development
Mark S. Koondel.........................................................51          Chief Financial Officer, Treasurer and
                                                                                    Assistant Secretary
Dallas Cobb.............................................................53          Vice President - Operations
Paula Sparks............................................................45          Vice President - Quality Assurance
Richard Preston.........................................................51          Secretary and Director
Robert Munson...........................................................62          Director
Eugene P. Lynch.........................................................36          Director
Sanford Miller..........................................................45          Director

            Donald A. Graw joined the Company in January 1994 and has served as its Chief Executive Officer, President and a member of its Board of Directors since that time. Mr. Graw became Chairman of the Board of Directors in March 1998. From February 1991 to November 1993, Mr. Graw served as Vice President and Chief Operating Officer of Scamp Auto Rental I, Inc., a subsidiary of Dollar Rent-A-Car System, Inc., with 42 retail locations throughout Florida. From July 1982 to October 1990, Mr. Graw was employed by Diversified Services, Inc., a franchisee of Budget Rent-A-Car, starting as the Chief Financial Officer and becoming the Executive Vice President in February 1989.

            Jaime J. Levy joined the Company in July 1994 and has served as its Executive Vice President and a member of its Board of Directors since that time. From February 1991 to July 1994, he served as President of Turbine Engine Sales Group, Inc. ("Turbine") which was acquired in July 1994 by Richard Preston and Leon Sragowicz, co-founders of the Company. From March 1986 to January 1991, he served as the Director of Sales and Marketing for BET Air, Inc., an aviation surplus parts company.

            Bryan Thomas McFarland joined the Company in July 1994 as the Vice President -- Technical Operations, and he became Vice President -- Business Development in February 1997. From August 1992 to July 1994, he served as Vice President -- Technical Operations of Turbine. Prior thereto, Mr. McFarland served as the Quality Manager for International Aircraft Associates, a customer sales manager for Aerothrust Corp. and a purchasing agent for Eastern Airlines, Inc. He holds an Airframe and Powerplant license issued by the FAA.

            Mark S. Koondel joined the Company in April 1996 as the Chief Financial Officer and Treasurer. From November 1995 to April 1996, he served as the Controller of AEC One Stop Group, Inc., a pre-recorded music distributor. From November 1992 to October 1995, Mr. Koondel served as the Vice President of Finance of Buenos Aires Embotelladora, S.A., a publicly traded Pepsi-Cola franchisee. From January 1985 to November 1992, he served as the Controller of Florida Coca-Cola Bottling Co., Inc. Prior thereto, Mr. Koondel worked in public accounting with Main Hurdman and Coopers & Lybrand for an aggregate of seven years.

            Dallas Cobb joined the Company in July 1995 as the Director of Airframe Sales and he became Vice President -- Quality Assurance in September 1996. In February 1997, Mr. Cobb was named Vice President -- Operations. From February 1980 to July 1995, Mr. Cobb served in various capacities with BET Air, Inc., including President, Vice President, General Manager and Marketing Manager. From April 1968 to February 1980, Mr. Cobb served as Purchasing Agent for Eastern Airlines, Inc.

            Paula Sparks joined the Company in March 1997 as Vice President -- Quality Assurance. For more than 21 years prior thereto, Ms. Sparks was employed by Pratt & Whitney, most recently as a Quality Assurance Manager. While at Pratt & Whitney Overhaul and Repair, she was one of two holders of an Organizational Designated Airworthiness Representative Certificate. Ms. Sparks is an active member of the Quality Assurance Committee of the Airline Suppliers Association and the American Society for Quality Control.

            Richard Preston is a co-founder of the Company and has served as the Company's Secretary and a member of its Board of Directors since October 1991 and, until April 1996, as its Treasurer. For more than the past 20 years, he has served as a partner in the public accounting firm of Gerson Preston & Company, P.A., located in Miami, Florida.

            Executive officers serve at the pleasure of the Board of Directors, except as otherwise provided below. See "Executive Compensation - Employment Agreements."

            Robert Munson joined the Company's Board of Directors in January 1996. From 1992 to the present, Mr. Munson has been an independent consultant to various companies in the commercial aviation industry. Mr. Munson served for 33 years at Pratt & Whitney, and was a Vice President of Pratt & Whitney during the period from 1980 to 1992.

            Eugene P. Lynch joined the Company's Board of Directors in December 1996. Mr. Lynch is a Managing Director of The Clipper Group. He currently serves on the Board of Directors of Owosso Corp., a corporation whose shares of common stock are quoted on the Nasdaq National Market, TravelCenters of America, Inc. and several other privately held companies.

            Sanford Miller joined the Company's Board of Directors in March 1998. From 1994 to present, Mr. Miller has been the Chairman of the Board and Chief Executive Officer of Budget Group, Inc., owner of Budget Rent A Car Corp. Prior to 1994, he was a principal of various Budget Rent A Car franchises. Mr. Miller served as president of the American Car Rent Association in 1993 and as chairman of the Licensee Local Market Advisory Board of the Budget System in 1989 and 1990. He is also a director of MoneyGram Payment Systems, Inc., Colonial Bank of Volusia County, and Tranex Credit Corp.

            Directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified. However, under a proposal approved and recommended by the Company's Board of Directors for shareholder approval at the Company's 1998 annual meeting of shareholders, Article V of the Company's Articles would be amended to provide for three classes of the Company's Board of Directors with staggered terms. See "Description of Capital Stock - Proposal for Amendment of the Company's Articles of Incorporation". Executive officers are elected by and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

            The Board of Directors of the Company has an Executive Committee, Audit Committee and Compensation Committee. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

            Executive Committee. The Executive Committee is authorized, subject to Florida law, to exercise the power and authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the full Board of Directors. The Executive Committee is composed of Messrs. Graw, Levy, Lynch and Preston. The Executive Committee did not meet in 1997.

            Audit Committee. The Audit Committee's function is to review the scope and results of the audit of the financial statements of the Company and the internal accounting, financial and operating control procedures of the Company. The Audit Committee is composed of Messrs. Lynch, Munson and Miller, each of whom is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee did not meet in 1997.

            Compensation Committee. The Compensation and Committee's function is to determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation Committee's function is to administer and award stock options under the Company's stock option plan. The Compensation Committee is composed of Messrs. Lynch, Munson and Miller, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act and not employed by the Company. The Compensation Committee met two times in 1997.

COMPENSATION OF DIRECTORS

            Each non-employee director of the Company is entitled to be paid such compensation for his services and reimbursed for such expenses as fixed by the Board of Directors.

EXECUTIVE COMPENSATION

            The following table shows for 1995, 1996 and 1997 the compensation earned by the Chief Executive Officer and the other four mostly highly compensated officers of the Company (the "Named Executive Officers"):

                                                                                                            LONG TERM COMPENSATION
                                                                                                            ----------------------
                                                              ANNUAL COMPENSATION                                   AWARDS
                                                              -------------------                                   ------

                                                                                     OTHER
                                                                                    ANNUAL         RESTRICTED      NUMBER OF
NAME AND PRINCIPAL                                                                  COMPEN-           STOCK        OPTIONS/
POSITION(S)                          YEAR       SALARY($)          BONUS($)      SATION($)(1)       AWARDS($)       SARS(#)
-----------                          ----       ---------          --------      ------------      ----------      --------
Donald A. Graw....................   1997         260,000            135,200                                       51,000(2)
Chairman of the                      1996         288,737                 --        --                --
Board, President and                 1995         136,000          1,074,218        --                --
Chief Executive
Officer

Jaime J. Levy.....................   1997         220,000            114,400        --                --           42,000(2)
Executive Vice                       1996         286,430                 --        --                --
President                            1995         136,000          1,074,218        --                --

Bryan T. McFarland................   1997         110,000             57,200        --                --           20,000(2)
Vice President -                     1996          80,000             40,000        --                --
Business Development                 1995          98,000             70,000        --                --

Mark S. Koondel...................   1997         115,000             40,000        --                --           18,000(2)
Chief Financial                      1996          63,646             22,500        --                --
Officer                              1995              --                 --        --                --
and Treasurer (3)

Dallas Cobb.......................   1997         108,077             28,600        --                --           12,500(2)
Vice President -                     1996          63,635             15,000        --                --
Operations (4)                       1995          34,500                 --        --                --

                                        PAYOUTS
                                       LONG-TERM         ALL OTHER
                                       INCENTIVE          COMPEN-
NAME AND PRINCIPAL                       PLAN             SATION
POSITION(S)                           PAYOUTS($)          ($)(1)
-----------                           ----------          ------
Donald A. Graw....................
Chairman of the                             --                --
Board, President and                        --                --
Chief Executive
Officer

Jaime J. Levy.....................          --                --
Executive Vice                              --                --
President                                   --                --

Bryan T. McFarland................          --                --
Vice President -                            --                --
Business Development                        --                --

Mark S. Koondel...................          --                --
Chief Financial                             --                --
Officer                                     --                --
and Treasurer (3)

Dallas Cobb.......................          --                --
Vice President -                            --                --
Operations (4)                              --                --

----------

(1) Perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.
(2) The options have an exercise price of $8.50 per share and become exercisable in increments of 35% on October 31, 1998 and 1999 and 30% on October 31, 2000.
(3)    Effective as of April 1996.
(4)    Effective as of July 1995.


                       STOCK OPTION GRANTS IN FISCAL 1997

      The following table sets forth information regarding the grant of stock options during 1997 to the Named Executive Officers:

                                                                                                           POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
                                                                                                              ANNUAL RATES OF
                                                   PERCENT OF                                                   STOCK PRICE
                                                  TOTAL OPTIONS                                              APPRECIATION FOR
                                    NUMBER OF      GRANTED TO                                                OPTION TERM($)(1)
                                     OPTIONS      EMPLOYEES IN       EXERCISE PRICE   EXPIRATION           --------------------
NAME                                 GRANTED       FISCAL 1997        PER SHARE($)      DATE                 5%           10%
----                                 -------       -----------        ------------      ----                 --           ---
Donald A. Graw......................    51,000         20.4%              8.50        Oct. 30, 2007        272,340       691,050
Jaime J. Levy.......................    42,000         16.8%              8.50        Oct. 30, 2007        224,280       569,100
Bryan Thomas McFarland..............    20,000          8.0%              8.50        Oct. 30, 2007        106,800       271,000
Mark S. Koondel.....................    18,000          7.2%              8.50        Oct. 30, 2007         96,120       243,900
Dallas Cobb.........................    12,500          5.0%              8.50        Oct. 30, 2007         66,750       169,375

(1) The dollar amounts under these columns are the result of calculations at the assumed compounded market appreciation rates of 5% and 10% as required by the Commission over the five-year term and, therefore, are not intended to forecast possible future appreciation, if any, of the Class A Common Stock.


                       Option Exercises In Fiscal 1997 And
                     Option Values At The End Of Fiscal 1997

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 1997 and unexercised options held as of the end of 1997.

                                                                                                                      VALUE OF
                                                                                          NUMBER OF                 UNEXERCISABLE
                                                                                        UNEXERCISABLE               IN-THE-MONEY
                                                                                         OPTIONS AT                  OPTIONS AT
                                                                                      DECEMBER 31, 1997         DECEMBER 31, 1997($)
                                                    NUMBER OF                         -----------------         --------------------
                                                     SHARES
                                                   ACQUIRED ON          VALUE           EXERCISABLE/                EXERCISABLE/
              NAME                                  EXERCISE         REALIZED($)        UNEXERCISABLE               UNEXERCISABLE
              ----                                  --------         -----------        -------------               -------------
Donald A. Graw..................................        --                --                 --/51,000                 --/19,125
Jaime J. Levy...................................        --                --                 --/42,000                 --/15,750
Bryan Thomas McFarland..........................        --                --                 --/20,000                  --/7,500
Mark S. Koondel.................................        --                --                 --/18,000                  --/6,750
Dallas Cobb.....................................        --                --                 --/12,500                  --/4,688


EMPLOYMENT AGREEMENTS

      On December 6, 1996, Messrs. Graw and Levy entered into employment agreements (collectively, the "Graw and Levy Employment Agreements") with the Company providing for employment as the President and Chief Executive Officer and Executive Vice President, respectively. The Graw and Levy Employment Agreements provide that Messrs. Graw and Levy will receive an annual base salary of $260,000 and $220,000, respectively, for an initial term of three years expiring December 1999, as well as the right to participate in the Company's 1996 Stock Option Plan and the Incentive Plan. The Graw and Levy Employment Agreements contain confidentiality and noncompete covenants from Messrs. Graw and Levy in favor of the Company. Upon termination without cause, Messrs. Graw and Levy will be entitled to receive two years' annual base salary paid in one lump sum.

      On January 5, 1998, Mr. McFarland entered into an employment agreement (the "McFarland Employment Agreement") with the Company providing for employment as the Vice President - Business Development. On March 1, 1998, Mr. Cobb entered into an employment agreement (together with the McFarland Employment Agreement, the "McFarland and Cobb Employment Agreements") with the Company providing for employment as the Vice President Operations. The McFarland and Cobb Employment Agreements provide that Messrs. McFarland and Cobb will receive an annual base salary of $140,000 and $127,500, respectively, for a term of three years, as well as the right to participate in the Company's 1996 Stock Option Plan and the Incentive Plan. The base salary is subject to increase based on the individual performance of the executive and competitive practices in the industry. The McFarland and Cobb Employment Agreements contain confidentiality and noncompete covenants from Messrs. McFarland and Cobb in favor of the Company. Upon termination without cause, Messrs. McFarland and Cobb will be entitled to receive one year's annual base salary paid in bi-weekly installments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee consists of three members, none of whom are employed by the Company. Each member of the Compensation Committee is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.


1996 STOCK OPTION PLAN

     The Company's 1996 Stock Option Plan (the "Option Plan") became effective on April 15, 1996. As of the date of this Prospectus, 250,000 options have been granted at $8.50, the initial public offering price of the Class A Common Stock offered by the Company in October 1997, and options to purchase an additional 350,000 shares of Class A Common Stock remain available for issuance pursuant to the Option Plan. The purpose of the Option

Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers and consultants of the Company and to promote the success of the Company's business. A reserve of 600,000 shares of the Company's Common Stock has been established for issuance under the Option Plan. The Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each option granted under the Option Plan has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Option Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock option granted under the Option Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to incentive stock options granted to holders of more than 10% of the voting power of the Company's outstanding stock). The Board of Directors or the Compensation Committee has the authority to determine the fair market value of the stock. The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, in outstanding shares of Common Stock held by the participant, through a promissory note payable in installments over a period of years or any combination of the foregoing.

     The Board of Directors may amend or modify the Option Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the Option Plan may, without the approval of the Company's stockholders: (i) modify the class of individuals eligible for participation; (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure; or (iii) extend the term of the Option Plan. The Option Plan will terminate on March 1, 2006, unless sooner terminated by the Board.

INCENTIVE PLAN

     The Company has adopted a Key Executive Annual Incentive Plan ("Incentive Plan"), pursuant to which key executives of the Company may receive bonus compensation based on the Company's performance during any fiscal year, as determined by the Compensation Committee. Under the Incentive Plan, the Company's President and Executive Vice President and other executives designated by the Committee are assigned a target award expressed as a percentage of base salary in varying amounts (not to exceed 100% of base salary for the President and Chief Executive Officer, Executive Vice-President and Vice-President of Business Development and 50% of base salary for other key executive officers). The actual award is subject to achievement by the Company of minimum levels of pre-tax income. The Committee has the authority to select participants other than the President and Executive Vice President, to establish target awards and to determine final awards in the event that the Company's pre-tax income is less than the levels established under the Incentive Plan during any year the Incentive Plan remains in effect.

                              CERTAIN TRANSACTIONS

THE CLIPPER GROUP PRIVATE PLACEMENTS

      On December 6, 1996, the Company issued and sold to The Clipper Group in a private sale 1,480,000 shares of Class A Preferred Stock and 220,000 shares of Class B Preferred Stock for an aggregate purchase price of $11.9 million. On August 21, 1997, the Company issued and sold to The Clipper Group in a private sale 494,642 shares of Class A Preferred Stock and 219,644 shares of Class B Preferred Stock for an aggregate purchase price of approximately $5.0 million. All of the outstanding shares of Class A Preferred Stock automatically converted into an aggregate of 1,974,642 shares of Class A Common Stock and all of the outstanding shares of Class B Preferred Stock automatically converted into an aggregate of 439,644 shares of Class B Common Stock upon the consummation of the Company's IPO which occurred on October 31, 1997.

PARATI AGREEMENT

      On September 5, 1995, the Company entered into the Parati Agreement with Parati, a corporation wholly-owned by Leon Sragowicz, the former Chairman of the Board of Directors of the Company, pursuant to which Parati purchased Pratt & Whitney engines for disassembly. The Company handled all of the operational and administrative aspects of the agreement and Parati remained the owner of the engine parts from the disassembled aircraft engines purchased by Parati. Any profit remaining after recovery by Parati of its cost of sales and by the Company of any overhaul costs was divided equally by Parati and the Company. On August 21, 1997, the Company and Parati terminated the Parati Agreement and the Company purchased the remaining inventory of engine parts valued at $270,648 (the "Parati Balance"). On August 21, 1997, the Company issued and sold 38,664 shares of Class A Common Stock to Mr. Sragowicz as payment for the Parati Balance. The Company does not intend to utilize similar agreements to acquire Engines or Components in the future. Management believes that the agreement with Parati was on terms which were no less favorable to the Company than those which would have been obtained from independent third parties.

LOANS MADE BY EXISTING COMMON SHAREHOLDERS TO COMPANY

      Messrs. Graw, Levy and Preston have each loaned and advanced money to the Company on several occasions for inventory acquisitions and general corporate purposes. Immediately prior to the consummation of the Company's IPO in October 1997, the Company had outstanding indebtedness to each of Messrs. Graw and Levy in the amount of $100,182 which bore interest at a fluctuating rate tied to the prevailing rate as established by the Internal Revenue Service. Upon the completion of the Company's IPO in October 1997, the loans were repaid to Messrs. Graw, Levy and Preston.

      Mr. Sragowicz, a former Chairman and co-founder of the Company, loaned and advanced money to the Company on several occasions for inventory acquisitions and general corporate purposes. On August 21, 1997, the Company issued and sold 289,108 shares of Class A Common Stock to Mr. Sragowicz for an aggregate purchase price of approximately $2.0 million as payment of the indebtedness evidenced by these loans. The Company does not intend to enter into loan arrangements with Mr. Sragowicz in the future.

PAYMENT OF DEFERRED COMPENSATION TO EXECUTIVE OFFICERS

      On December 12, 1996, the Company paid to each of Messrs. Graw and Levy a bonus of $589,718 for services rendered in 1995. See "Management -- Employment Agreements." Upon completion of the IPO, the Company paid approximately $150,000 to Mr. Graw and $82,000 to Mr. Levy for services rendered in 1996.

AMOUNTS DUE TO COMPANY

     Pursuant to the Employee Agreements, each of Messrs. Graw and Levy exercised their options to purchase 500,000 shares of Class A Common Stock and, as a result of the exercise of their options, incurred non-interest bearing indebtedness to the Company in the aggregate of $809,638. All such indebtedness was repaid in December 1996.

TAX INDEMNIFICATION AGREEMENTS

     On December 6, 1996, the Company entered into the AVTEAM Tax Allocation and Indemnification Agreements (the "Tax Indemnification Agreements") with each of the Existing Common Shareholders relating to their respective income tax liabilities and certain related matters. The Tax Indemnification Agreements generally provide that the Existing Common Shareholders will be indemnified by the Company with respect to federal and state income taxes (plus interest and penalties) arising due to taxable income shifted from a C Corporation taxable year to a taxable year in which the Company was an S Corporation, and that the Company will be indemnified by the Existing Common Shareholders with respect to federal and state income taxes (plus interest and penalties) arising due to taxable income shifted from an S Corporation taxable year to a C Corporation taxable year; provided, that only in the case of the Existing Common Shareholders' obligation to indemnify the Company, such obligation shall be limited to the tax benefit (if any) derived by the Existing Common Shareholders due to the shift of taxable income from a taxable year in which the Company was an S Corporation to a C Corporation taxable year. Any payment made by the Company to the Existing Common Shareholders pursuant to the Tax Indemnification Agreements may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company for income tax purposes.

SALE OF RESTRICTED SHARES OF CLASS A COMMON STOCK

      On May 6, 1998, Mr. Sragowicz, a co-founder and former Chairman of the Board of the Company, sold an aggregate of 2,360,722 shares of the Company's Class A Common Stock to the Registering Shareholders at a price of $10.75 per share pursuant to Rule 144 under the Securities Act. The following shares of Class A Common Stock were sold by Mr. Sragowicz to the following Registering
Shareholders: (i) 1,000,000 shares to The Equitable Life Assurance Society of the United States Separate Account No. 3; (ii) 250,000 shares to the Baron Asset Fund; (iii) 750,000 shares to the Baron Small Cap Fund; and (iv) 360,722 shares to Credit Suisse First Boston Corporation. On May 6, 1998, the Company entered into a Registration Rights Agreement (collectively, the "Registration Rights Agreements") with each of the Registering Shareholders, pursuant to which the Company agreed to register the shares of Class A Common Stock held by the Registering Shareholders. The Offering is intended to satisfy the Company's obligations to the Registering Shareholders under the Registration Rights Agreements. See "Principal and Registering Shareholders".

                     PRINCIPAL AND REGISTERING SHAREHOLDERS

         The following table sets forth, as of May 20, 1998, information with respect to the beneficial ownership of the Company's Common Stock prior to the Offering and as adjusted to give effect to shares registered hereby by (i) each director of the Company (each of whom constitute nominees for election as directors at the Company's 1998 annual shareholders' meeting), (ii) (A) the Company's Chairman, President and Chief Executive Officer and (B) the other four executive officers of the Company at the end of 1997 whose compensation exceeded $100,000 (the persons referred to in (ii) (A) - (B) are hereinafter collectively referred to as the "Named Executive Officers"), (iii) each person known to the Company to own beneficially more than 5% of the outstanding Common Stock (iv) the Registering Shareholders and (v) all directors and executive officers of the Company, as a group.

                                                                   SHARES BENEFICIALLY OWNED
                                                                   -------------------------
                                   NUMBER OF SHARES PRIOR   % OF CLASS          NUMBER OF SHARES    % OF CLASS
NAME AND ADDRESS OF                ----------------------   ----------          ----------------    ----------
BENEFICIAL OWNER (1)                    TO OFFERING                             OFFERRED HEREBY    AFTER OFFERING
--------------------                    -----------                             ---------------    --------------
                                   CLASS A    CLASS B    CLASS    CLASS B      CLASS A  CLASS B  CLASS A   CLASS B
                                   -------    -------   -------   -------      -------- -------  -------   -------
                                                         A(2)
                                                         ----
Donald A. Graw ...............     500,000          --      4.7%      --             --     --      4.7%

Jaime J. Levy ................     500,000          --      4.7%      --             --     --      4.7%

Bryan Thomas McFarland .......          --          --       --       --             --     --       --       --

Mark S. Koondel ..............          --          --       --       --             --     --       --       --

Robert Munson ................          --          --       --       --             --     --       --       --

Eugene P. Lynch ..............          --          --       --       --             --     --       --       --

Sanford Miller ...............      40,000          --        *       --             --     --        *       --

Richard Preston ..............     494,758          --      4.6%      --             --     --      4.6%      --

The Clipper Group (3) ........   1,974,642     439,644     18.5%     100%            --     --     18.5%     100%

Morgan Stanley, Dean
Witter, Discover & Co. .......     830,500          --      7.8%      --             --     --      7.8%      --

All Directors
and Executive
Officers As A
Group (10 persons) ...........   1,534,758          --     14.4%      --             --     --     14.4%      --

Registering Shareholders (4)
----------------------------

The Equitable Life
Assurance Society of the
United States Separate
Account No.3 (5) .............   1,000,000          --      9.4%      --      1,000,000     --      9.4%      --

The Baron Asset Fund (6) .....     250,000          --      2.3%      --        250,000     --      2.3%      --

Baron Small Cap Fund (6) .....     750,000          --      7.0%      --        750,000     --      7.8%      --

Credit Suisse First Boston
Corporation (7) ..............     360,722          --      3.4%      --        366,722     --      7.4%      --


     *   Less than 1%.

(1) The address of each shareholder other than The Clipper Group and Morgan Stanley, Dean Witter, Discover & Co. and the Registering Shareholders is the address of the Company, which is 3230 Executive Way, Miramar, Florida 33025. The address of The Clipper Group is 650 Madison Avenue, New York, New York 10022. The address of Morgan Stanley, Dean Witter, Discover & Co. is 1585 Broadway, New York, New York 10036.

(2) Based on 10,665,739 shares of Class A Common Stock issued and outstanding at May 20, 1998 plus shares of Class A Common Stock which may be acquired pursuant to any options and warrants exercisable within 60 days of the Record Date.

(3) Includes shares beneficially owned by Clipper/Merchant Partners, L.P., Clipper Equity Partners I, L.P., and Clipper Capital Associates, L.P. (whose address is 650 Madison Avenue, New York, New York 10022), and Clipper/Merban, L.P. and Clipper/European Re, L.P. (whose address is c/o CITCO, De Ruyterkade, 62, P.O. Box 812, Curacao, Netherlands Antilles). Clipper Capital Associates, L.P. is the general partner of all of The Clipper Group partnerships. The general partner of Clipper Capital Associates, L.P. is Clipper Capital Associates, Inc. Robert B. Calhoun is the sole shareholder and a director of Clipper Capital Associates, Inc. As a result, each of Mr. Calhoun, Clipper Capital Associates, L.P. and Clipper Capital Associates, Inc. is deemed to beneficially own all shares of Class A Common Stock and Class B Common Stock beneficially owned by The Clipper Group. Merchant Capital, Inc., an affiliate of Credit Suisse First Boston Corporation ("CSFBC"), is a 99% limited partner of Clipper/Merchant Partners, L.P. Credit Suisse Group, an affiliate of CSFBC, is an indirect 99% limited partner of Clipper/Merban, L.P. None of Merchant Capital, Inc., CSFBC and Credit Suisse Group is an affiliate of The Clipper Group or Clipper Capital Associates, L.P.

(4) The Offering is intended to satisfy certain obligations of the Company to the Registering Shareholders. See "Certain Transactions - Sale of Restricted Shares of Class A Common Stock". The Registering Shareholders are under no obligation to sell all or any portion of the Class A Common Stock being offered hereby, immediately or after the date of this Prospectus. Because the Registering Shareholders may sell all or part of their shares of Class A Common Stock, no estimate can be given as to the number of shares of Class A Common Stock that will be held by any Registering Shareholder upon termination of the Offering made hereby.

(5) The address of this Registering Shareholder is 1345 Avenue of the Americas, New York, New York 10105.

(6) The address of these Registering Shareholders is 767 5th Avenue, 24th Floor, New York, New York 10153.

(7) The address of this Registering Shareholder is 11 Madison Avenue, 3rd Floor, New York, New York 10010.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description relating to the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Articles and Bylaws.

     The Company is authorized to issue 100,000,000 shares of capital stock comprised of (i) 77,000,000 shares of Class A Common Stock (ii) 3,000,000 shares of Class B Common Stock and (iii) 20,000,000 of Preferred Stock, issuable in one or more series as hereinafter provided. As of the date of the Offering, 10,669,739 shares of Class A Common Stock and 439,644 shares of Class B Stock were issued and outstanding. No shares of the Preferred Stock are outstanding.

CLASS A COMMON STOCK

     The Class A Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Class A Common Stock have one vote on any matter submitted to the vote of shareholders. The Class A Common Stock does not have cumulative voting rights. Upon any liquidation of the Company, the holders of Class A Common Stock are entitled to receive, share for share with the holders of Class B Common Stock on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on Preferred Stock, if any. Holders of Class A Common Stock are entitled to receive dividends share for share with the holders of shares of Class B Common Stock on a pro rata basis when, as and if declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of Preferred Stock, if any).

CLASS B COMMON STOCK

     The Class B Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. Except as otherwise required by law, the shares of Class B Common Stock have no voting rights. Under Florida law, holders of Class B Common Stock are permitted to vote on amendments to the Company's Articles, if such amendments would, among other things, alter or change powers, preferences or special rights of such class. Upon any liquidation of the Company, the holders of Class B Common Stock are entitled to receive, share for share with the holders of shares of Class A Common Stock on a pro rata basis, all assets then legally available for distribution after payments of debts of liabilities and preferences on Preferred Stock, if any. Holders of Class B Common Stock are entitled to receive dividends share for share with the holders of shares of Class A Common Stock on a pro rata basis when, as and if declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of Preferred Stock, if any).

CONVERSION RIGHTS

     Conversion of Class A Common Stock. Each holder of Class A Common Stock is entitled at any time, if such holder has or is reasonably expected to have a Regulatory Problem (as defined below), to convert any or all of the shares of such holder's Class A Common Stock into an equal number of shares of Class B Common Stock. A holder is deemed to have a "Regulatory Problem" when such holder and such holder's affiliates would own, control or have power over a greater quantity of securities of any kind of the Company than are permitted under any applicable requirement of any governmental authority, or would not be able to hold an investment or provide financing to the Company in compliance with any applicable requirement of any governmental authority.

     Conversion of Class B Common Stock. Each holder of Class B Common Stock is entitled at any time to convert any or all of the shares of such holder's Class B Common Stock into an equal number of shares of Class A Common Stock unless, as a result of such conversion, such holder would have a Regulatory Problem.

Conversion of Class B Common Stock Upon a Conversion Event.

 (i) Each share of Class B Common Stock distributed, transferred or sold in connection with any Conversion Event (as defined below) will, as of the date of such Conversion Event, automatically be converted into and represent the right to receive, and without any action on the part of any party, an equal number of shares of Class A Common Stock. As of the effective date of the Conversion Event, the rights of the holder of the converted Class B Common Stock as such shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

 (ii) A "Conversion Event" shall mean the sale, distribution or transfer of Class B Common Stock in connection with and pursuant to the terms of (A) any public offering or public sale of securities of the Company (including a public offering registered under the Securities Act and a widely distributed public sale pursuant to Rule 144 thereunder or any similar rule then in force), including any sale of such securities to a person or persons acting as underwriter with respect to such offering, (B) any sale of securities of the Company to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act") if, after such sale, such person or group of persons in the aggregate would own or control securities of the Company (excluding any securities being converted and disposed of in connection with such conversion event) which possess in the aggregate the ordinary voting power to elect a majority of the Company's directors, (C) any sale of securities of the Company to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group or persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Company, or (D) a merger, consolidation or similar transaction involving the Company if, after such transaction, a person or group of persons (within the meaning of the Exchange Act) would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors (provided that the transaction has been approved by the Company's Board of Directors or a committee thereof).

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. The issuance of Preferred Stock by the Board of Directors could affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

     The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue the Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Class A Common Stock. There are no agreements or understandings for the issuance of Preferred Stock and the Board of Directors has no present intention to issue Preferred Stock.

REGISTRATION RIGHTS

     Under the terms of a Registration Rights Agreement dated as of December 6, 1996 and subject to certain conditions, The Clipper Group is entitled to certain transferable registration rights with respect to its 1,974,642 shares of Class A Common Stock and 439,644 shares of Class B Common Stock (collectively, the "Registrable Securities"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or on behalf of the Company's shareholders (except in connection with a demand registration or registration of shares on Form S-8), and such holders so request, the Company is required to use its best efforts to include such holders' Registrable Securities in such registration and to pay such shareholders' registration expenses, excluding underwriting discounts and commissions in connection with such registration. If the managing underwriter advises the Company that the number of securities requested to be included in such registration would exceed the number which can be sold in such offering without materially and adversely affecting the offering, the Company must first include the securities the Company proposes to sell and then the Registrable Securities requested to be included in such registration by The Clipper Group. If the registration by the Company is on behalf of the Company's shareholders, then the Company must first include the securities that the Company's shareholders who requested such registration propose to sell and then the Registrable Securities requested to be included in such registration by The Clipper Group. In addition, subject to certain conditions, the holders of 750,000 or more of the Registrable Securities may require the Company, on not more than two occasions, to file a registration statement under the Securities Act with respect to such Registrable Securities. The Company has agreed to indemnify the holders of the Registrable Securities against certain liabilities, including liabilities under the Securities Act, in connection with the registration of their shares. See "Shares Eligible for Future Sale."

     The holders of Registrable Securities have not included any Registrable Securities in the Offering.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of thresholds equaling 20%, 33% and more than 50% of a corporation's voting power will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders, and (ii) the Florida Fair Price Act, which generally requires approval by disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder of more than 10% of the outstanding shares of the corporation (or its affiliates).

CERTAIN NOTICE AND VOTING PROVISIONS CONTAINED IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of the Articles and Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     Special Meeting of Shareholders. The Articles provide that special meetings of shareholders of the Company may be called only by the Board of Directors or upon the written demand of the holders of not less than fifty percent of all votes entitled to be cast on any issue proposed to be considered at a special meeting. This provision will make it more difficult for shareholders to take actions opposed by the Board of Directors and can only be amended with the approval of at least two-thirds of the outstanding shares entitled to be cast on the issue.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Articles provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the executive offices of the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting. The Articles also state that no shareholder actions may be taken by written consent and specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude some shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting and can only be amended with the approval of at least two-thirds of the outstanding shares entitled to be cast on the issue.

PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

     At the 1998 annual meeting of the Company's shareholders, the Company's shareholders are being asked to consider and vote upon a proposal to approve an amendment to the Company's Articles to create three classes of the Company's Board of Directors, consisting of Class I, to be comprised of two directors, each to serve for an initial term of one year and thereafter for a term of three years; Class II, to be comprised of two directors each to serve for an initial term of two years and thereafter for a term of three years; and Class III, to be comprised of three directors, each to serve for a term of three years; or, in each case, until their respective successors have been duly elected and qualified.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Class A Common Stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Class A Common Stock in the public market, including the sale of the Company's Class A Common Stock offered hereby, could adversely affect market prices prevailing from time to time and the ability of the Company to raise equity in the future.

     Upon completion of the Offering, the Company will have outstanding 10,665,739 shares of Class A Common Stock and 439,644 shares of Class B Common Stock, of which 3,469,400 shares of Class A Common Stock and 439,644 shares of Class B Common Stock will be "restricted securities" (the "Restricted Shares") subject to the restriction under Rule 144 of the Securities Act. All 2,360,722 of the shares of Class A Common Stock sold in the Offering, together with the 4,500,000 shares of Class A Common Stock sold pursuant to the IPO, will be freely transferable by persons other than "affiliates" of the Company without restriction or registration under the Securities Act, except for shares of Class A Common Stock purchased by "affiliates" of the Company within the meaning of the rules and regulations under the Act, which may be sold in the public market in accordance with Rule 144 under the Act ("Rule 144").

     In general, under Rule 144, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year (including the holding period of certain prior owners), will be entitled to sell in "restricted brokers' transactions" or to market markers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Exchange Act, a number of Restricted Shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Class A Common Stock (approximately 10,665 shares immediately after the Offering) or (ii) the average weekly trading volume in the Class A Common Stock during the four calendar weeks immediately preceding such sale, subject generally, to the filing of a Form 144 with respect to such sales and certain other limitations and restrictions. In addition, a person (or persons whose shares are aggregated), who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the Restricted Shares proposed to be sold for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     As of the date hereof, 250,000 options to purchase shares of Class A Common Stock, and options to purchase an additional 350,000 shares of Class A Common Stock remain available for issuance pursuant to the Option Plan. See "Management -- 1996 Stock Option Plan." Sales of shares of Class A Common Stock issuable upon exercise of stock options under the Option Plan are subject to the limitations and restrictions under Rule 144.

     Certain persons and entities are entitled to require the Company to register their shares of Common Stock under the Securities Act under certain circumstances. See "Description of Capital Stock -- Registration Rights."

                              PLAN OF DISTRIBUTION

     The shares of Class A Common Stock registered hereunder and owned by the Registering Shareholders may be offered from time to time directly or through one or more broker-dealers, in transactions on Nasdaq, the over-the-counter market, in negotiated transactions or through a combination of such transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Registering Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Registering Shareholders in amounts to be negotiated.

     Brokers-dealers, underwriters or agents participating in the sale of the shares or Class A Common Stock may receive compensation in the form of commissions, discounts or concessions from the Registering Shareholders and/or purchasers of the shares of Class A Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The Registering Shareholders and any broker-dealers or other persons who act in connection with the ale of the shares of Class A Common Stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of the shares of Class A Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Registering Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Registering Shareholder and any other shareholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Class A Common Stock.

     The Registering Shareholders and any other persons participating in the sale or distribution of the shares of Class A Common Stock will be subject to applicable provision of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the Registering Shareholders or any other such persons. The foregoing may affect the marketability of the shares of Class A Common Stock.

     All of the expenses related to the Offering and the registration of the shares of Class A Common Stock offered hereby will be paid by the Company (other than selling commissions, and fees and expenses of advisors to the Registering Shareholders). The Company has also agreed to indemnify certain of the Registering Shareholders and certain related persons against certain liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Baker & McKenzie, Miami, Florida.

                                     EXPERTS

            The consolidated financial statements of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

            AVTEAM has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the shares of Class A Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to AVTEAM and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. In addition, AVTEAM is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules thereto, reports and other information filed with or furnished to the Commission by AVTEAM may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and such material may be accessed through the web site maintained by the Commission at http://www.sec.gov.

            The Company intends to furnish its shareholders with annual reports containing audited financial statements and a report thereon by its independent public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                  AVTEAM, INC.

                          INDEX TO FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                   PAGE
                                                                                                   ----
Consolidated Financial Statements for the Year Ended
 December 31, 1997:

      Report of Independent Certified Public Accountants.........................................   F-2
      Consolidated Balance Sheets................................................................   F-3
      Consolidated Statements of Income..........................................................   F-4
      Consolidated Statements of Changes in Shareholders' Equity.................................   F-5
      Consolidated Statements of Cash Flows......................................................   F-6
      Notes to Consolidated Financial Statements.................................................   F-7

Condensed Consolidated Financial Statements for the Three-Months
 Ended March 31, 1998 (unaudited):

      Condensed Consolidated Balance Sheets......................................................  F-18
      Condensed Consolidated Statements of Income................................................  F-19
      Condensed Consolidated Statements of Cash Flows............................................  F-20
      Notes to Condensed Consolidated Financial Statements.......................................  F-21

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
AVTEAM, Inc.

            We have audited the accompanying consolidated balance sheets of AVTEAM, Inc. and Subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AVTEAM, Inc. and Subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Miami, Florida
February 16, 1998

                           AVTEAM, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                     ASSETS

                                                                                                   DECEMBER 31,
                                                                                               ---------------------
                                                                                                  1997        1996
                                                                                               ---------   ---------
Current assets:
   Cash and cash equivalents ...............................................................     $18,676     $    --
   Trade accounts receivable, less allowance for doubtful
      accounts of $274 and $189, and allowance for sales
      returns of $428 and $211, in 1997 and 1996, respectively .............................       5,751       5,030
   Inventory ...............................................................................      24,480      14,505
   Prepaid expenses ........................................................................       1,153         219
   Deposits ................................................................................         432       1,250
   Due from affiliate ......................................................................          --         343
   Deferred tax asset ......................................................................          80         432
                                                                                                 -------     -------
Total current assets .......................................................................      50,572      21,779
Revenue producing equipment, net ...........................................................       6,935          --
Property and equipment, net ................................................................         938         502
Other assets ...............................................................................         509         136
                                                                                                 -------     -------
            Total assets ...................................................................     $58,954     $22,417
                                                                                                 =======     =======



                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Notes payable to bank ...................................................................     $    --     $   404
   Accounts payable ........................................................................         706       2,540
   Accrued expenses ........................................................................       1,654       1,034
   Customer deposit ........................................................................         344         510
   Current portion of notes payable-lease financing ........................................         328          --
   Current portion of capital lease obligations ............................................         115          69
   Due to shareholders and affiliates ......................................................          --         292
                                                                                                 -------     -------
            Total current liabilities ......................................................       3,147       4,849
Capital lease obligations, net of current portion ..........................................         186          62
Notes payable - lease financing ............................................................       3,817          --
Notes payable - shareholders ...............................................................          --       2,513
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 20,000,000 shares
    authorized, no shares issued or outstanding in 1997, 1,974,642 shares of
    Class A Preferred Stock and 439,644 shares of Class B Preferred Stock issued
    and outstanding in 1996 ................................................................          --          17
Class A Common Stock, $.01 par value, 77,000,000 shares
    authorized, 10,665,739 shares issued and outstanding in
    1997, 5,000,000 shares issued and outstanding in 1996 ..................................         107          50
Class B Common Stock, $.01 par value, 3,000,000 shares
   authorized, 439,644 shares issued and outstanding in
   1997, no shares issued and outstanding in 1996 ..........................................           4          --
Additional paid-in capital .................................................................      47,444      14,611
Retained earnings ..........................................................................       4,249         315
                                                                                                 -------     -------
Total shareholders' equity .................................................................      51,804      14,993
                                                                                                 -------     -------
Total liabilities and shareholders' equity .................................................     $58,954     $22,417
                                                                                                 =======     =======


                             See accompanying notes.

                           AVTEAM, INC. and Subsidiary

                        CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars In Thousands, Except Per Share Data)

                                                                       YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                                1997           1996           1995
                                                            -----------    -----------    -----------
Net sales ...............................................   $    52,881    $    31,724    $    18,299
Cost of sales ...........................................        38,385         22,641         11,848
                                                            -----------    -----------    -----------
               Gross profit .............................        14,496          9,083          6,451
Operating expenses ......................................         7,312          4,312          5,162
                                                            -----------    -----------    -----------
Income from operations ..................................         7,184          4,771          1,289
                                                            -----------    -----------    -----------
Offering expenses .......................................            --          1,154             --
Interest expense, net ...................................           991            757            191
                                                            -----------    -----------    -----------
Income before provision (credit) for income taxes .......         6,193          2,860          1,098
Provision (credit) for income taxes:
  Current ...............................................         1,907             62             --
  Deferred ..............................................           352           (432)            --
                                                            -----------    -----------    -----------
                                                                  2,259           (370)            --
                                                            -----------    -----------    -----------
               Net income ...............................         3,934          3,230          1,098

Adjustments for pro forma provision for
 income taxes ...........................................            --         (1,538)          (417)
                                                            -----------    -----------    -----------
               Pro forma net income (historical for 1997)   $     3,934    $     1,692    $       681
                                                            ===========    ===========    ===========
Pro forma net income per common share -
  basic (historical for 1997) ...........................   $      0.65    $      0.34    $      0.17
                                                            ===========    ===========    ===========
Weighted average number of common shares
  outstanding - basic ...................................     6,073,694      5,000,000      4,000,000
                                                            ===========    ===========    ===========
Pro forma net income per common share -
  diluted (historical for 1997) .........................   $      0.52    $      0.33    $      0.17
                                                            ===========    ===========    ===========
Weighted average number of common
  equivalent shares outstanding - diluted ...............     7,622,194      5,121,096      4,000,000
                                                            ===========    ===========    ===========


                             See accompanying notes.

                          AVTEAM, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   (Dollars in thousands, except share data)


                                                                       CLASS A           CLASS B
                                                PREFERRED    CLASS A   COMMON   CLASS B   COMMON
                                    PREFERRED     STOCK      COMMON    STOCK    COMMON    STOCK
                                     SHARES      AMOUNT      SHARES    SHARES   SHARES    AMOUNT
                                   ----------   --------   ----------  -------  -------  --------
Balance at December 31, 1994.....          --   $     --    4,000,000  $    40       --  $     --
 Class A Common Stock issued in
  Connection with stock option
  Plan...........................                     --    1,000,000       10       --        --
 Net income......................          --         --           --       --       --        --
 Distributions...................          --         --           --       --       --        --
                                   ----------   --------   ----------  -------  -------  --------
Balance at December 31, 1995.....          --         --    5,000,000       50       --        --
 Issuance of Preferred Stock,
 net of issuance costs of $543...   1,700,000         17           --       --       --        --
Cash received for notes
 receivables from officers.......          --         --           --       --       --        --
Net income.......................          --         --           --       --       --        --
Distributions....................          --         --           --       --       --        --
                                   ----------   --------   ----------  -------  -------  --------
Balance at December 31, 1996.....   1,700,000         17    5,000,000       50       --        --
 Issuance of Preferred Stock.....     714,286          7           --       --       --        --
 Issuance of Class A Common
  Stock for loans and inventory..          --         --      327,772        3       --        --
 Issuance of Class A Common
  Stock, net of issuance
  costs of $987..................          --         --    3,363,325       34       --        --
 Conversion of Preferred
  Stock to Class A and Class B
  Common Stock...................  (2,414,286)       (24)   1,974,642       20  439,644         4
 Net income......................          --         --           --       --       --        --
                                   ----------   --------   ----------  -------  -------  --------
Balance at December 31, 1997.....          --   $     --   10,665,739  $   107  439,644  $      4
                                   ==========   ========   ==========  =======  =======  ========

                                                            NOTES
                                   ADDITIONAL            RECEIVABLES
                                    PAID-IN    RETAINED     FROM
                                    CAPITAL    EARNINGS   OFFICERS       TOTAL
                                   ----------  --------  ------------ --------
Balance at December 31, 1994.....    $ 2,594   $    --         $ --    $ 2,634
 Class A Common Stock issued in
  Connection with stock option
  Plan...........................      1,609        --         (708)       911
 Net income......................         --     1,098           --      1,098
 Distributions...................       (932)   (1,098)          --     (2,030)
                                   ---------   -------   ----------   --------
Balance at December 31, 1995.....      3,271        --         (708)     2,613
 Issuance of Preferred Stock,
 net of issuance costs of $543...     11,340        --           --     11,357
Cash received for notes
 receivables from officers.......         --        --          708        708
Net income.......................         --     3,230           --      3,230
Distributions....................         --    (2,915)          --     (2,915)
                                   ---------   -------   ----------   --------
Balance at December 31, 1996.....     14,611       315           --     14,993
 Issuance of Preferred Stock.....      4,993        --           --      5,000
 Issuance of Class A Common
  Stock for loans and inventory..      2,291        --           --      2,294
 Issuance of Class A Common
  Stock, net of issuance
  costs of $987..................     25,549        --           --     25,583
 Conversion of Preferred
  Stock to Class A and Class B
  Common Stock...................         --        --           --         --
 Net income......................         --     3,934           --      3,934
                                   ---------   -------   ----------   --------
Balance at December 31, 1997.....    $47,444   $ 4,249         $ --    $51,804
                                   =========   =======   ==========   ========

                             See accompanying Notes

                           AVTEAM, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                    -----------------------
                                                                              1997           1996              1995
                                                                              ----           ----              ----
OPERATING ACTIVITIES
Net income ...........................................................     $  3,934        $  3,230          $ 1,098
Adjustments to reconcile net income to net
  cash used in operating activities:
  Depreciation and amortization ......................................          562             158              101
  Bad debt expense ...................................................          136              88              145
  Deferred tax provision (credit) ....................................          352            (432)              --
  Changes in operating assets and liabilities:
            Trade accounts receivable ................................         (857)           (457)          (2,112)
            Inventory ................................................       (9,975)         (5,940)          (5,792)
            Prepaid expenses and deposits ............................         (116)         (1,284)            (164)
            Due from affiliate .......................................          343            (343)              --
            Other assets .............................................         (373)            (50)             (28)
            Accounts payable .........................................       (1,978)         (1,740)           2,540
            Accrued expenses/Customer deposit ........................          598           1,057              362
            Due to shareholders and affiliates .......................         (292)           (936)             916
                                                                           --------        --------          -------
            Net cash used in operating activities ....................       (7,666)         (6,649)          (2,934)
Investing Activities
Purchases of revenue producing equipment .............................       (2,878)             --               --
Purchases of property and equipment ..................................         (516)           (314)            (103)
                                                                           --------        --------          -------
           Net cash used in investing activities .....................       (3,394)           (314)            (103)
FINANCING ACTIVITIES
Payments on capital leases ...........................................          (95)            (48)             (22)
Net proceeds from (payments on) notes payable ........................         (129)          1,550             (350)
Net proceeds from (payments on) short-term
  line of credit .....................................................         (404)         (2,752)           3,156
Advances from shareholders ...........................................           --           2,250            4,203
Payments of shareholders' advances/loans .............................       (2,513)         (2,479)          (2,671)
Net proceeds from sale of preferred stock ............................        5,000          11,357               --
Net proceeds from sale of common stock ...............................       27,877              --               --
Distributions ........................................................           --          (2,915)          (2,030)
                                                                           --------        --------          -------
            Net cash provided by financing activities ................       29,736           6,963            2,286
                                                                           --------        --------          -------
            Net (decrease) increase in cash and cash
              equivalents ............................................       18,676              --             (751)
            Cash at beginning of year ................................           --              --              751
                                                                           --------        --------          -------
            Cash and cash equivalents at end of year .................     $ 18,676        $     --          $    --
                                                                           ========        ========          =======
SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid ........................................................     $  1,097        $    795          $   145
                                                                           ========        ========          =======
Income taxes paid ....................................................     $  2,810        $     --          $    --
                                                                           ========        ========          =======
SCHEDULE OF NONCASH FINANCING AND INVESTING
  ACTIVITIES
Notes receivable from officers offset against
  amounts due to shareholders ........................................     $     --        $    708          $   912
                                                                           ========        ========          =======
Shareholder advances converted to notes
  Payable ............................................................     $     --        $ 1,511           $    --
                                                                           ========        =======           =======
Revenue producing equipment acquired under
  capital leases .....................................................     $  4,274        $     --          $    --
                                                                           ========        ========          =======
Office furniture and equipment acquired
  under capital leases ...............................................     $    265        $     48          $   153
                                                                           ========        ========          =======
Preferred shares converted to common shares ..........................     $ 16,357        $     --          $    --
                                                                           ========        ========          =======


                             See accompanying notes.

                           AVTEAM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

1. BUSINESS

            AVTEAM, Inc. was incorporated in Florida in 1991 and is a global supplier of aftermarket aircraft engines, engine parts and airframe components. AVTEAM, Inc. supplies its products to other aftermarket suppliers, independent repair facilities, aircraft operators and original equipment manufacturers. Beginning in April, 1997, AVTEAM, Inc., through its wholly-owned subsidiary, AVTEAM Aviation Field Services, Inc. ("AAFS"), began providing certain on-wing maintenance and repair and borescope services. The accompanying consolidated financial statements as of December 31, 1997 and for the year then ended include the accounts of AVTEAM, Inc. and AAFS (the "Company") after elimination of intercompany accounts and transactions.

2. SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

            The Company classifies as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

INVENTORY

            Inventory of aircraft engines is stated at the lower of specific cost (including overhaul costs) or market. Initially, cost of sales of engine parts from disassembled engines are recognized based on margins realized from recently sold, similar groups of engine parts. Once the remaining parts have been fully inspected and their condition has been determined, the cost of subsequent sales of engine parts from that engine are determined using the relationship of the remaining costs of that engine to estimated sales. Cost of sales for individual parts purchased for resale are reflected based on the specific identification method. Cost of sales of airframe components are recognized using margins based on the relationship of cost to revenue estimates as determined by the Company through the analysis of the market price of such airframe components.

REVENUE RECOGNITION

            Revenues from the sale of engine parts and airframe components are recognized when shipped.

            Revenues from the sale of aircraft engines are recognized when title and risk of ownership are transferred to the customer, which generally is upon shipment or customer pick-up. In certain instances prior to shipment or customer pick-up, certain customers request the Company to hold aircraft engines until the customer determines the most economical means of taking possession. The Company records revenues under such circumstances only if: (1) payment is received or is receivable within 30 days; (2) title and risk of ownership is transferred to the customer; (3) the customer's request that the transaction be on a bill-and-hold basis is in writing; (4) there is a fixed schedule for delivery of the engines that is within 30 days of the sale; (5) the Company does not have any specific performance obligations; (6) the engines are segregated from other engines and are not subject to being used to meet other customer's needs and (7) the engines are ready for shipment.

            The Company enters into consignment arrangements in which it warehouses items, determines sales prices, arranges for shipment to customers, and collects accounts receivable. The Company reflects sales under such arrangements in net sales and the cost of such sales in cost of sales, since the Company bears the risk of ownership once the items are sold.

WARRANTIES AND PRODUCT RETURNS

            The Company does not provide service warranties in addition to those provided by overhaul facilities and as a result does not record accruals for warranties. The Company has established programs which, under specific conditions, enable its customers to return inventory. The effect of these returns is estimated based on a percentage of sales and historical experience and sales are recorded net of a provision for estimated returns.

ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

            The Company buys inventory from certain of its customers and periodically offsets amounts owed to customers for inventory purchases against the accounts receivable for sales to such customers. For the years ended December 31, 1997, 1996 and 1995, accounts payable totaling $5,709,000, $3,175,000 and $980,000, respectively, were offset against accounts receivable.

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997


PROPERTY AND EQUIPMENT

            Property and equipment (including assets under capital leases) is carried at cost and is depreciated using accelerated and straight-line methods over the lesser of the lease terms or the estimated useful lives of the assets. The lives used are as follows:

            Office furniture and equipment                       3-7 years
            Warehouse and transport equipment                    5-7 years
            Leasehold improvements                               3-5 years

REVENUE PRODUCING EQUIPMENT

            Revenue producing equipment is comprised of engines leased to users on a short-term basis. Such engines are carried at cost and are depreciated using the straight-line method over periods between five and ten years. Three of such engines are the subject of a sale/leaseback arrangement. The proceeds under the arrangement are recorded as a financing obligation and will be reduced by payments under the lease over its five-year term. The lease agreement provides the Company with an option to terminate the lease and to repurchase the engines at any time after one year at varying rates based on the original sales price.

CONCENTRATION OF CREDIT RISK

            Accounts receivable are primarily from domestic and foreign passenger airlines, freight and package carriers, charter airlines, aircraft leasing companies and service providers to such companies. The Company performs ongoing evaluations of its trade accounts receivable customers, monitors its exposure for credit losses and sales returns and does not require collateral.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997


PRO FORMA CONSOLIDATED STATEMENTS OF INCOME INFORMATION

            In conjunction with the closing of the private offering of its preferred stock on December 6, 1996, the Company terminated its status as an S corporation. Pro forma net income reflects adjustments for income taxes which would have been recorded if the Company had not been an S corporation for the years ended December 31, 1996 and 1995 (see Note 5).

PRO FORMA NET INCOME PER COMMON SHARE

            In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" which requires the Company to replace its presentation of primary earnings per share with a presentation of basic earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement. The principal difference between earnings per share presented by the Company in its previous SEC filings and the presentation required by the new statement and the new interpretation required by the SEC is the inclusion of the 2,414,286 shares of preferred stock only from their date of issue until their conversion to common shares on October 30, 1997, the date of the Company's initial public offering, for the purposes of calculating diluted earnings per share only. Previously these shares were included in the calculation of both primary and fully diluted earnings per share for all periods presented.

The following table sets forth the computation of basic and diluted net income and pro forma net income per share:

                                                                           1997             1996              1995
                                                                           ----             ----              ----
Numerator:
  Pro forma net income (historical for 1997).........................   $3,934,000       $1,692,000        $  681,000
                                                                        ==========       ==========        ==========
Denominator:
  Denominator for basic pro forma net income
  per share - weighted - average shares..............................    6,073,694        5,000,000         4,000,000
Effect of dilutive securities
  Convertible preferred stock........................................    1,546,849          121,096                --
  Employee stock options.............................................        1,651               --                --
                                                                        ----------       ----------        ----------
Dilutive potential common shares.....................................    1,548,500          121,096                --
                                                                        ----------       ----------        ----------
  Denominator for diluted earnings per share-
  adjusted weighted - average shares and
  assumed conversions................................................    7,622,194        5,121,096         4,000,000
                                                                        ==========       ==========        ==========
Pro forma net income per common share - basic........................   $     0.65       $     0.34        $     0.17
                                                                        ==========       ==========        ==========
Pro forma net income per common share -
  diluted............................................................   $     0.52       $     0.33        $     0.17
                                                                        ==========       ==========        ==========

3. ACCOUNTS RECEIVABLE

            On November 8, 1995, the Company entered into a Limited Recourse Receivable Discount Facility Agreement with a bank (the "Agreement") under which the bank agreed to purchase certain trade receivables older than 30 days, with a maximum maturity of 100 days, for the principal amount of the trade receivables less a discount rate of LIBOR plus 1/4% (5.88% at December 31, 1995). The Agreement provided that the aggregate principal amount of uncollected purchased receivables could not exceed $10,000,000 at any one time, provided for the purchase of a maximum of $60,000,000 of receivables over the term of the Agreement and included certain recourse provisions related to returned inventory only. The Agreement expired on November 1, 1996. In 1996, the Company sold trade receivables under the Agreement with a carrying amount of approximately $5,272,000 for approximately $5,204,000.

4. OFFERING EXPENSES

            During 1996, the Company initiated a public offering of its common stock. Due to uncertain market conditions, the Company decided to withdraw the offering. As a result, the costs associated with the offering were charged against earnings in 1996.

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997

5. INCOME TAXES

            Historical

            The Company accounts for income taxes under FASB Statement No. 109, "Accounting for Income Taxes (FASB 109)". Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

            The components of the income tax provision (benefit) are as follows:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                                 ------------------------
                                                                                    1997          1996
                                                                                    ----          ----
Current.........................................................................    1,907        $  62
Deferred........................................................................       52         (432)
                                                                                   ------        -----
            Total...............................................................   $2,259        $(370)
                                                                                   ======        =====

       Concurrent with the December 6, 1996 private placement (see Note 15), the Company's S corporation election was terminated, making it subject to corporate income taxes. The consolidated financial statements reflect a net income tax benefit of approximately $370,000 for the year ended December 31, 1996, comprised of the following two significant components:

       - A net tax benefit of $432,000 representing the net deferred tax asset recognized for the cumulative temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax reporting purposes as of December 6, 1996.

       - Current period expense of approximately $62,000 pertaining to the Company's income before taxes of approximately $203,000 subject to taxation for the period from December 6, 1996 to December 31, 1996.

       Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                                       DECEMBER 31,
                                                                                       ------------
                                                                                   1997          1996
                                                                                   ----          ----
Allowance for doubtful accounts.................................................   $ 100         $ 68
Allowance for sales returns.....................................................     155           77
Insurance.......................................................................     (20)          --
Depreciation....................................................................    (414)          11
Warranty provision..............................................................      36           --
Accrued compensation............................................................      --          130
Interest........................................................................       3           --
Uniform inventory capitalization................................................     220          146
                                                                                   -----         ----
            Net deferred tax asset..............................................   $  80         $432
                                                                                   =====         ====

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997


     The reconciliation of the expected income tax expense at federal statutory rates is as follows:

                                                                                                    PERIOD FROM
                                                                                                      DEC 6,
                                                                                 YEAR ENDED           1996 TO
                                                                                   DEC 31,            DEC 31,
                                                                                    1997               1996
                                                                                    ----               ----
Tax at federal statutory rate...................................................   34.00%             34.00%
State income taxes, net of federal benefit......................................    2.35               2.19
Deferred tax benefit recorded in conjunction
with the conversion to a C corporation..........................................      --            (223.28)
Permanent differences...........................................................     .13               4.81
                                                                                   -----            -------
                                                                                   36.48%           (182.28)%
                                                                                   =====            =======

            Pro Forma

            The adjustments for pro forma provision for income taxes for the two years ended December 31, 1996, reflect the adjustments needed to reflect income tax expense as if the Company had been taxed as a C corporation.

            The pro forma provision (credit) for income taxes (including the historical component in 1996) is as follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                     1996            1995
                                                                                     ----            ----
Current.........................................................................   $  827           $1,138
Deferred........................................................................      341             (721)
                                                                                   ------           ------
            Total...............................................................   $1,168           $  417
                                                                                   ======           ======

            The pro forma income tax provision (credit) differs from the amounts computed by applying the federal statutory rate of 34% to income before income taxes as follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                     1996            1995
                                                                                     ----            ----
Tax at federal statutory rate...................................................   34.00%           34.00%
State income taxes, net of federal benefit......................................    2.45             3.69
Permanent differences...........................................................    4.35              .28
                                                                                   -----            -----
                                                                                   40.80%           37.97%
                                                                                   =====            =====

            On December 6, 1996, the date of the termination of S corporation status, the Company declared a cash distribution to the shareholders. The distribution, paid prior to January 1, 1997, was determined based on the Company's accumulated adjustment account, as defined in the Internal Revenue Code, calculated through the date of termination of the Company's S corporation status.

            Also on December 6, 1996, the Company entered into a tax allocation and indemnification agreement with the existing common shareholders relating to their respective income tax liabilities and certain related matters. The tax indemnification agreements generally provide that the existing common shareholders will be indemnified by the Company with respect to federal and state income taxes (plus interest and penalties) arising due to taxable income shifted from a C corporation taxable year in which the Company was an S corporation, and that the Company will be indemnified by the existing common shareholders with respect to federal and state income taxes (plus interest and penalties) arising due to taxable income shifted from an S corporation taxable year to a C corporation taxable year.

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997

6. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     -----------------------
                                                                                       1996         1995
                                                                                       ----         ----
Office furniture and equipment..................................................     $  649        $  203
Warehouse and transport equipment...............................................        672           532
Leasehold improvements..........................................................        222            54
                                                                                     ------        ------
                                                                                      1,543           789
Less accumulated depreciation and amortization..................................       (605)         (287)
                                                                                     ======        ======
                                                                                     $  938        $  502
                                                                                     ======        ======

7. LEASES

            On April 1, 1995, the Company entered into a lease agreement for new warehouse and office space under an operating lease which expires on June 30, 2000. Effective January 1, 1998, the Company leased additional warehouse and office space and together with the original space extended the lease term to December 31, 2002. In addition, effective January 1, 1996, the Company signed a lease agreement for additional warehouse and office space under an operating lease which expires on December 31, 2000. Future minimum lease payments by year and in the aggregate under operating leases are as follows (in thousands):

            1998.......................................................................            $  806
            1999.......................................................................               813
            2000.......................................................................               773
            2001.......................................................................               615
            2002.......................................................................               629
                                                                                                   ------
                                                                                                   $3,636
                                                                                                   ======

            Rent expense for the years ended December 31, 1997, 1996 and 1995 was approximately $449,000 $390,000 and $266,000, respectively.

            The Company has entered into various capital leases for office furniture, computer equipment, and warehouse and transportation equipment expiring in various years through 1999. Equipment under capitalized lease obligations had an original cost of approximately $433,000 at December 31, 1997, $201,000 at December 31, 1996, and $153,000 at December 31, 1995 and accumulated amortization was approximately $148,000, $75,000 and $26,000 at December 31, 1997, 1996 and 1995, respectively.

            Future minimum lease payments by year and in the aggregate under these capital leases were as follows at December 31, 1997 (in thousands):

            1998.......................................................................            $145
            1999.......................................................................             122
            2000.......................................................................              70
            2001.......................................................................              25
                                                                                                   ----
            Total minimum lease payments...............................................             362
            Less amounts representing interest at 13.9%................................             (61)
                                                                                                   ----
            Present value of net minimum lease payments under capital
            leases (including current portion of $115).................................            $301
                                                                                                   ====

8. RELATED PARTY TRANSACTIONS

            On September 5, 1995, the Company entered into an agreement (the "Parati Agreement") with Parati Corporation ("Parati"), a corporation wholly-owned by the Chairman of the Board of Directors of the Company, which provided that Parati would purchase up to $10 million of certain aftermarket engines and up to $40 million of new engines and that the Company would oversee, disassemble and handle all of the operational and administrative aspects related to such engines. The Parati

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997


Agreement further provided that all proceeds from the sale of engines or parts would be divided equally between Parati and the Company after payment to Parati of amounts equal to Parati's investment in such engines less overhaul costs incurred by the Company on behalf of Parati. Overhaul costs were incurred on a component basis and were not incurred until a customer was interested in purchasing a component upon its overhaul. The Company was reimbursed for overhaul costs through a reduction of the Company's payable to Parati regardless of whether such parts were sold. In 1997, 1996 and 1995, the Company recorded sales under this agreement of approximately $495,000, $1,925,000 and $224,000, respectively, with a gross profit of approximately $247,000, $395,000 and $45,000, respectively. On August 21, 1997, the Company issued 38,664 shares of Class A Common Stock as payment for the remaining inventory valued at $270,647 and terminated the Parati Agreement.

            The Company purchased accounting services totaling $25,000, $50,000 and $38,000 for each of the three years 1997, 1996 and 1995, respectively, from a firm that is owned in part by a shareholder of the Company.

            Management believes that compensation received from or paid to related parties under the Parati Agreement and in connection with purchased accounting services, described above, materially approximate those which would have been received from or paid to non-affiliated third parties.

            At December 31, 1996, the Company owed two officers accrued compensation of $292,000.

            At December 31, 1996, notes payable-shareholders consist of the following (in thousands):


Non-interest bearing notes payable to
    shareholders due within sixty days of the
    consummation of an initial public offering or
    during the second fiscal quarter of 2000,
    whichever is earlier(a).............................................. $1,511

Notes payable to shareholders bearing interest at
    40% of the original issue discount as calculated
    under the Internal Revenue Code (6.57% at
    December 31, 1996) and due either within sixty
    days of the consummation of an initial public
    offering or during the second fiscal quarter
    of 2000, whichever is earlier(b).....................................  1,002
                                                                          ------
                                                                          $2,513
                                                                          ======

            (a) On December 6, 1996, in conjunction with the private placement, the Company agreed to convert the outstanding balance of advances due to shareholders to notes payable. See Note 15.

            (b) On December 6, 1996, in conjunction with the private placement, the existing common shareholders agreed to lend a portion of the previously undistributed S corporation earnings to the Company. See Note 15.

            On August 21, 1997, the Company issued 289,108 shares of Class A Common Stock to the Chairman of the Board of Directors as payment for notes payable in the amount of $2,023,757. On November 5, 1997, the Company paid the remaining outstanding amounts to the shareholders.

9. NOTES PAYABLE TO BANK AND NOTES PAYABLE - LEASE FINANCING

            On February 20, 1997, the Company replaced its existing credit facility with a new credit facility with a different bank which provides working capital of up to $20.0 million with interest at either the lender's prime rate or LIBOR plus 2.75% per annum, as determined by the Company at the time of each advance, subject to its availability calculation based on the eligible borrowing base. The eligible borrowing base includes certain receivables and inventories of the Company. The credit facility also permits the bank to issue letters of credit on behalf of the Company of up to $5.0 million, and the aggregate principal amount of any letters of credit so issued will reduce amounts available under the credit facility. The credit facility contains provisions which: (I) restrict the Company's ability to make capital expenditures and dispose of assets; (II) limit the payment of dividends or other distributions to stockholders; (III) limit the incurrence of additional indebtedness, and; (IV) prohibit the repurchase, redemption or retirement of any of the Company's stock. The credit facility matures in May 1998 and the term of any letters of credit issued thereunder must expire prior to May 1999. At December 31, 1997, approximately $16.0 million was available under this credit facility and a letter of credit of approximately $132,000 was outstanding.

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997


            On May 12, 1995, the Company executed a revolving line of credit agreement with a bank. This line of credit was amended on September 29, 1995 and again on June 13, 1996, and was paid in full on February 20, 1997.

            The weighted average interest rate on short-term borrowings for the years ended December 31, 1997, 1996 and 1995 was approximately 11%, 10% and 11%, respectively.

            On July 25, 1997, the Company entered into a sale/leaseback arrangement in which three engines were sold for $4,274,000 and leased back by the Company under a five-year lease which requires monthly payments of approximately $56,300 plus applicable fees and taxes. The lease agreement provides the Company with an option to terminate the lease and to repurchase the engines at any time at varying rates based on the original sales price. This transaction is accounted for as a financing, wherein the aircraft engines remain on the books of the Company and are depreciated. The proceeds under the sale/leaseback arrangement are recorded as a financing obligation and will be reduced by payments under the lease. The aggregate annual maturities under this agreement are approximately as follows: 1998, $328,000; 1999, $358,000; 2000, $391,000; 2001, $426,000, and; 2002, $2,642,000.

10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying value of cash, accounts receivable, short-term borrowings and notes payable-lease financing in the accompanying financial statements approximate their fair value because of the short-term maturity of these instruments, and in the case of notes payable and notes payable-lease financing because such instruments bear variable interest rates which approximate market.

11. EMPLOYMENT AGREEMENTS

            Effective January 1, 1994, the Company entered into employment agreements with two key employees which were amended on December 31, 1995, as described in the following paragraph. Under the terms of the original agreements, each employee received through December 31, 1995 compensation equal to 20% of Adjusted Net Income, as defined in such agreements. Additionally, each of these key employees were granted options to purchase shares equivalent to up to 10% of the Company's outstanding common shares at a price equal to the Company's book value on the last day of the month subsequent to the exercise of such options. On January 1, 1995, 33% of the options were exercised in exchange for non-interest bearing notes receivable from the officers totaling approximately $259,000.

            On December 31, 1995, the employment agreements' terms were amended to (1) reduce, effective January 1, 1996, the amount of Adjusted Net Income each of these two officers may receive as compensation from 20% to 5%, effective January 1, 1996; (2) pay an additional aggregate one time bonus of approximately $1,179,000 to these officers and (3) change the exercise price of the unexercised options to the fair market value of the Company's Class A Common Stock as of the exercise date. The employees exercised their remaining options on December 31, 1995 in return for noninterest bearing notes receivable from the officers payable on demand at any time after May 31, 1996, totaling approximately $1,360,000. On the same day, approximately $912,000 of these notes from officers were offset against amounts due to the officers, resulting in an outstanding balance on notes receivable from officers totaling $707,000, which was repaid on December 12, 1996.

            On December 6, 1996, the two key employees entered into the Amended and Restated Employment Agreements (collectively, the "Employment Agreements") with the Company. The Employment Agreements provide that the two key employees will receive an annual base salary of $260,000 and $220,000, respectively, for an initial term of three years expiring December 1999, as well as the right to participate in the Company's 1996 Stock Option Plan (see Note 16) and the Incentive Plan (as defined below). Upon termination without cause, the two key employees will be entitled to receive two years' base salary.

            The Company adopted a Key Executive Annual Incentive Plan (the "Incentive Plan"), pursuant to which key executives of the Company may receive bonus compensation based on the Company's performance during any fiscal year, as determined by the Compensation Committee of the Board of Directors (the "Committee"). Under the Incentive Plan, the Company's President and Chief Executive Officer and Executive Vice President and other key executives designated by the Committee are assigned a target award expressed as a percentage of base salary in varying amounts (not to exceed 100% of the base salary for the President and Chief Executive Officer and the Executive Vice President and 50% for other key executives). The actual award is subject to achievement by the Company of minimum levels of pre-tax income. The Committee has the authority to select participants other than the President and Chief Executive Officer and the Executive Vice President, to establish target awards and to determine final awards in the event that the Company's operating income is less than the level's established under the Incentive Plan during any year the Incentive Plan remains in effect.

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997


12. SIGNIFICANT CUSTOMERS

            Pratt & Whitney accounted for 1%, 9% and 21% of the Company's net sales for the years ended December 31, 1997, 1996 and 1995, respectively. Accounts receivable from Pratt & Whitney accounted for 1%, 4% and 28% of total accounts receivable at December 31, 1997, 1996 and 1995, respectively.

            Dallas Aerospace accounted for 5%, 16% and 13% of net sales for the years ended December 31, 1997, 1996 and 1995, respectively, and 10%, 10% and 24% of total accounts receivable at December 31, 1997, 1996 and 1995, respectively.

            A third customer accounted for 19% of 1997 net sales.

            A fourth customer accounted for 12% of 1997 net sales.

13. CONSIGNMENT SALES

            The Company has an agreement with an airline to sell certain consigned inventory. Net sales related to this agreement include approximately $2,032,000, $1,295,000 and $882,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

14. GEOGRAPHIC AREA INFORMATION

            The Company had export sales for the years ended December 31, 1997, 1996 and 1995 of approximately $3,613,000, $722,000 and $2,422,000, respectively, primarily to customers in Latin America.

15. SHAREHOLDERS' EQUITY

            On March 21, 1996, the Company amended and restated its Articles of Incorporation pursuant to which each $1 par value outstanding share of Class A Common Stock was converted to 4,000 shares of Class A Common Stock at a per share par value of $.01. In addition, the Company authorized 20,000,000 shares of $.01 per share par value preferred stock and increased the number of authorized Class A Common Stock to 80,000,000 shares. On December 5, 1996, the authorized shares of Common Stock was amended to be 77,000,000 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock. All references in the financial statements to number of shares, per share amounts and market prices of the Company's outstanding shares have been retroactively restated to reflect the effect of the stock conversion.

            On December 6, 1996, the Company sold to a group of limited partnerships (the "Clipper Group") in a private placement transaction an aggregate of 1,480,000 shares of Class A Preferred Stock and 220,000 shares of Class B Preferred Stock for an aggregate purchase price of $11,900,000 pursuant to a Stock Purchase Agreement. Two of the limited partnerships are affiliates of Credit Suisse First Boston Corporation. Pursuant to the Company's Second Amended and Restated Articles of Incorporation, all of such shares of Class A Preferred Stock have been automatically converted into an aggregate of 1,480,000 shares of Class A Common Stock and all of such shares of Class B Preferred Stock were converted into an aggregate of 220,000 shares of Class B Common Stock upon the Company's initial public offering. The Clipper Group has transferable registration rights for their shares of Common Stock.

            On August 21, 1997, the Company issued and sold to The Clipper Group in a private placement transaction an aggregate of 494,642 shares of Class A Preferred Stock and 219,644 shares of Class B Preferred Stock for an aggregate purchase price of $5,000,002. Pursuant to the Company's Second Amended and Restated Articles of Incorporation, all of such shares of Class A Preferred Stock have been automatically converted into an aggregate of 494,642 shares of Class A Common Stock and all of such shares of Class B Preferred Stock were converted into an aggregate of 219,644 shares of Class B Common Stock upon the Company's initial public offering. The Clipper Group has transferable registration rights for their shares of Common Stock.

            Also, on August 21, 1997, the Company issued 327,772 shares of Class A Common Stock valued at $2,294,404 to the Chairman of the Board of Directors of the Company as payment for a $1,322,479 non-interest bearing note and a $701,278 interest bearing note included in notes payable to shareholders at June 30, 1997, and as payment for the purchase of the remaining inventory valued at $270,647 under the Parati Agreement in connection with the termination of the Parati Agreement.

                           AVTEAM, INC. AND SUBSIDIARY

                                DECEMBER 31, 1997


            On October 30, 1997, the Company, through an initial public offering, sold 3.033 million shares of Class A Common Stock. The proceeds before deduction of expenses amounted to $23,960,700. A portion of the proceeds was used to repay the outstanding balance owned under the Company's existing Credit Facility, to repay loans to shareholders and to pay officers' accrued compensation.

            Also on October 30, 1997, the Company granted to employees a total of 250,000 options to purchase Class A Common Stock at $8.50 per share under the Company" 1996 Stock Option Plan. The options vest over a three-year period and are exercisable over a period of ten years. At December 31, 1997, 350,000 shares of Class A Common Stock remain reserved for issuance under future option grants.

            On November 28, 1997, the Company issued 330,325 additional shares of Class A Common Stock pursuant to the exercise of the over-allotment option granted to the underwriters. Net proceeds before deduction of expenses amounted to approximately $2,611,000.

                           AVTEAM, Inc. and Subsidiary

                                DECEMBER 31, 1997


16. STOCK OPTIONS

            The Company, under its 1996 Stock Option Plan, may grant a maximum of 600,000 options to purchase Class A Common Shares at prices not less than 100% of the fair market value at the date of option grant. On October 31, 1997, the date of its initial public offering, the Company granted a total of 250,000 options to all of its employees. Such options vest over a three-year period at rates of 35%, 35% and 30%. The option exercise price is $8.50 per share. The options have a maximum term of ten years. A total of 350,000 options remain available for future grants.

            The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of SFAS No. 123, the Company's net earnings would have been changed to the pro forma amounts indicated below (in thousands):

                                                                                          1997
                                                                                          ----
Net income                               As reported                                     $3,934
                                         Pro forma                                       $3,861
Earnings per common share -              As reported                                     $ 0.65
  basic                                  Pro forma                                       $ 0.64
Earnings per common share -              As reported                                     $ 0.52
  assuming dilution                      Pro forma                                       $ 0.51

            The fair value of each option grant is estimated at $8.21 on the date of grant using the Black-Scholes option-pricing model with the following assumptions used: dividend yield of 0%, expected volatility of 1.849%; risk-free interest rate of 5%; and expected lives of five years.

                                  AVTEAM, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)




                                                                                          MARCH 31,      DECEMBER 31,
                                                                                            1998            1997
                                                                                        -----------      ------------
                                           ASSETS                                       (UNAUDITED)
Current assets:
   Cash and cash equivalents .........................................................    $    802        $ 18,676
   Trade accounts receivable, net ....................................................       8,111           5,751
   Inventory .........................................................................      39,333          24,480
   Prepaid expenses ..................................................................         541           1,153
   Deposits ..........................................................................       7,488             432
Deferred tax asset ...................................................................         102              80
                                                                                          --------        --------
Total current assets .................................................................      56,377          50,572

Revenue producing equipment, at cost 6,935 ...........................................       9,567           7,152
   Accumulated depreciation ..........................................................        (377)           (217)
                                                                                          --------        --------
                                                                                             9,190           6,935

Property and equipment, at cost ......................................................       1,783           1,543
    Accumulated depreciation .........................................................        (688)           (605)
                                                                                          --------        --------
                                                                                             1,095             938

Other assets .........................................................................         270             509
                                                                                          --------        --------
    Total assets .....................................................................    $ 66,932        $ 58,954
                                                                                          ========        ========

               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable .................................................................    $  6,970        $    706
    Accrued expenses .................................................................         903           1,654
    Customer deposits ................................................................       3,961             344
    Current portion of notes payable-lease financing .................................         140             328
    Current portion of capital lease obligations .....................................         109             115

Total current liabilities ............................................................      12,083           3,147

Capital lease obligations, net of current portion ....................................         161             186

Notes payable - lease financing ......................................................       1,532           3,817

Shareholders' equity:
    Preferred stock, $.01 par value, 20,000,000 shares authorized, no shares issued or outstanding in 1997, 1,974,642 shares of Class A Preferred Stock and
        439,644 shares of Class B Preferred Stock issued and outstanding in 1996 .....          --              --
    Class A Common Stock, $.01 par value, 77,000,000 shares authorized,
        10,665,739 shares issued and outstanding .....................................         107             107
    Class B Common Stock, $.01 par value, 3,000,000 shares authorized, 439,644
        shares issued and outstanding ................................................           4               4
    Additional paid-in capital .......................................................      47,444          47,444
    Retained earnings ................................................................       5,601           4,249
                                                                                          --------        --------
Total shareholders' equity ...........................................................      53,156          51,804
                                                                                          --------        --------
Total liabilities and shareholders' equity ...........................................    $ 66,932        $ 58,954
                                                                                          ========        ========


           See notes to condensed consolidated financial statements.

                                  AVTEAM, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands except per share data)


                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                   1998              1997
                                                                               -----------        ----------
                                                                                        (UNAUDITED)
Net sales ...............................................................      $    13,117        $    8,413
Cost of sales ...........................................................            9,232             5,716
                                                                               -----------        ----------
         Gross profit ...................................................            3,885             2,697
Operating expenses ......................................................            1,689             1,349
                                                                               -----------        ----------
Income from operations ..................................................            2,196             1,348
Interest expense, net ...................................................               50               129
                                                                               -----------        ----------
Income before provision (credit) for income taxes .......................            2,146             1,219

Provision (credit) for income taxes:
         Current ........................................................              816               545
         Deferred .......................................................              (22)             (101)
                                                                               -----------        ----------

                                                                                       794               444
                                                                               -----------        ----------
Net income ..............................................................      $     1,352        $      775
                                                                               ===========        ==========

Net income per common equivalent share - basic ..........................      $      0.12        $     0.16
                                                                               ===========        ==========
Weighted average number of common equivalent shares outstanding .........       11,105,383         5,000,000
                                                                               ===========        ==========
Net income per common equivalent share - diluted ........................      $      0.12        $     0.12
                                                                               ===========        ==========
Weighted average number of common equivalent shares outstanding - diluted       11,135,631         6,700,000
                                                                               ===========        ==========


            See notes to condensed consolidated financial statements.

                                  AVTEAM, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                     1998           1997
                                                                                   --------       -------
                                                                                         (UNAUDITED)
OPERATING ACTIVITIES
Net income ..................................................................      $  1,352       $   775
Adjustments to reconcile net income to net cash used in
     operating activities:
          Depreciation and amortization .....................................           352            36
          Bad debt expense ..................................................            47            13
          Deferred tax credit ...............................................           (22)         (101)
          Changes in operating assets and liabilities:
                 Trade accounts receivable ..................................        (2,407)          607
                 Inventory ..................................................       (14,853)       (6,797)
                 Prepaid expenses and deposits ..............................        (6,444)         (788)
                 Other assets ...............................................           239            (3)
                 Accounts payable ...........................................         6,264          (318)
                 Accrued expenses/customer deposits .........................         2,866           378
                 Due to shareholders and affiliates .........................            --            17
                                                                                   --------       -------

                          Net cash used in operating activities .............       (12,606)       (6,181)

INVESTING ACTIVITIES
Purchases of revenue producing equipment ....................................        (4,985)           --
Purchases of property and equipment .........................................          (240)         (108)
                                                                                   --------       -------
                          Net cash used in investing activities .............        (5,225)         (108)

FINANCING ACTIVITIES
Payments on capital leases ..................................................           (31)          (14)
Net payments on notes payable ...............................................           (12)           --
Net proceeds from short-term line of credit .................................            --         7,733
                                                                                   --------       -------
                         Net cash (used in) provided by financing activities            (43)        7,719
                                                                                   --------       -------
                         Net (decrease) increase in cash and cash equivalents       (17,874)        1,430
                         Cash and cash equivalents at beginning of period ...        18,676            --
                                                                                   --------       -------
                         Cash and cash equivalents at end of year ...........      $    802       $ 1,430
                                                                                   ========       =======

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid ...............................................................      $     50       $   122
                                                                                   --------       -------
Income taxes paid ...........................................................      $     31            --
                                                                                   --------       -------


            See notes to condensed consolidated financial statements.

                                  AVTEAM, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                 March 31, 1998

1.  GENERAL

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month periods ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and footnotes thereto included in the Company's 1997 Annual Report on Form 10-K for the year ended December 31, 1997.

         The Company has in the past and may in the future experience substantial fluctuations in its results of operations as a result of seasonal effects. The Company believes that demand for aircraft engines, engine parts and airframe components ("Engines and Components") is seasonal, with increased demand during the summer months. This seasonality exists because aircraft engine performance is directly related to ambient temperature (as temperatures rise it is more difficult for aircraft engines to perform properly). As a result, certain aircraft are removed from service during the summer months due to the failure of those particular aircraft engines to comply with certain exhaust gas temperature limitations. Aircraft engines of the same type and model can have different performance capabilities. The summer months also include peak travel periods during which aircraft utilization levels are high. In addition, the timing of whole aircraft engine sales, at greater unit purchase prices than the installed parts and components, may cause significant fluctuations in the Company's quarterly results of operations.

2.  SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

         The Company classifies as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

INVENTORY

         Inventory of aircraft engines is stated at the lower of specific cost (including overhaul costs) or market. Initially, cost of sales of engine parts from disassembled engines are recognized based on margins realized from recently sold, similar groups of engine parts. Once the remaining parts have been fully inspected and their condition has been determined, the cost of subsequent sales of engine parts from that engine are determined using the relationship of the remaining costs of that engine to estimated sales. Cost of sales for individual parts purchased for resale are reflected based on the specific identification method. Cost of sales of airframe components are recognized using margins based on the relationship of cost to revenue estimates as determined by the Company through the analysis of the market price of such airframe components.

REVENUE RECOGNITION

         Revenues from the sale of engine parts and airframe components are recognized when shipped.

         Revenues from the sale of aircraft engines are recognized when title and risk of ownership are transferred to the customer, which generally is upon shipment or customer pick-up. In certain instances prior to shipment or customer pick-up, certain customers request the Company to hold aircraft engines until the customer determines the most economical means of taking possession. The Company records revenues under such circumstances only if: (1) payment is received or is receivable within 30 days; (2) title and risk of ownership is transferred to the customer; (3) the customer's request that the transaction be

                           AVTEAM, INC. AND SUBSIDIARY

                                   (UNAUDITED)

on a bill-and-hold basis is in writing; (4) there is a fixed schedule for delivery of the engines that is within 30 days of the sale; (5) the Company does not have any specific performance obligations; (6) the engines are segregated from other engines and are not subject to being used to meet other customer's needs and (7) the engines are ready for shipment.

         The Company enters into consignment arrangements in which it warehouses items, determines sales prices, arranges for shipment to customers, and collects accounts receivable. The Company reflects sales under such arrangements in net sales and the cost of such sales in cost of sales, since the Company bears the risk of ownership once the items are sold.

WARRANTIES AND PRODUCT RETURNS

         Generally, the Company does not provide service warranties in addition to those provided by repair facilities and as a result does not record accruals for warranties. The Company has established programs which, under specific conditions, enable its customers to return inventory. The effect of these returns is estimated based on a percentage of sales and historical experience and sales are recorded net of a provision for estimated returns.

PROPERTY AND EQUIPMENT

         Property and equipment (including assets under capital leases) is carried at cost and is depreciated using accelerated and straight-line methods over the lesser of the lease terms or the estimated useful lives of the assets. The lives used are as follows:

         Office furniture and equipment......................     3-7 years
         Warehouse and transport equipment...................     5-7 years
         Leasehold improvements..............................     3-5 years

REVENUE PRODUCING EQUIPMENT

Revenue producing equipment is comprised of engines and aircraft leased to users on a short-term basis. Such engines and aircraft are carried at cost and are depreciated using the straight-line method over periods between five and ten years. Two of such engines are the subject of a sale/leaseback arrangement. The proceeds under the arrangement are recorded as a financing obligation and will be reduced by payments under the lease over its five-year term. The lease agreement provides the Company with an option to terminate the lease and to repurchase the engines at any time after one year at varying rates based on the original sales price.

CONCENTRATION OF CREDIT RISK

         Accounts receivable are primarily from domestic and foreign passenger airlines, freight and package carriers, charter airlines, aircraft leasing companies and service providers to such companies. The Company performs ongoing evaluations of its trade accounts receivable customers, monitors its exposure for credit losses and sales returns and does not require collateral.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           AVTEAM, INC. AND SUBSIDIARY

                                   (UNAUDITED)

NET INCOME PER COMMON SHARE

         In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" which requires the Company to replace its presentation of primary earnings per share with a presentation of basic earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement. The principal difference between earnings per share presented by the Company in its previous SEC filings and the presentation required by the new statement and the new interpretation required by the SEC is the inclusion of the 2,414,286 shares of preferred stock only from their date of issue until their conversion to common shares on October 30, 1997, the date of the Company's initial public offering, for the purposes of calculating diluted earnings per share only. Previously these shares were included in the calculation of both primary and fully diluted earnings per share for all periods presented.

The following table sets forth the computation of basic and diluted net income and net income per share:

                                                                   THREE MONTHS ENDED MARCH 31,
                                                                       1998            1997
                                                                   -----------      ----------
Numerator:
       Net income ...........................................      $ 1,352,000      $  775,000
                                                                   ===========      ==========

Denominator:
        Denominator for basic net income per share - weighted
            average shares ..................................       11,105,383       5,000,000

Effect of dilutive securities
        Convertible preferred stock .........................               --       1,700,000
        Employee stock options ..............................           30,248              --
                                                                   -----------      ----------
Dilutive potential common shares ............................           30,248       1,700,000
                                                                   -----------      ----------
        Denominator for diluted earnings per share - adjusted
            weighted - average shares and assumed conversions      $11,135,631      $6,700,000
                                                                   ===========      ==========

Net income per common share - basic .........................      $      0.12      $     0.16
                                                                   ===========      ==========
Net income per common share - diluted .......................      $      0.12      $     0.12
                                                                   ===========      ==========

DEPOSITS AND CUSTOMER DEPOSITS

         The Company has entered into various contracts for the purchase and sale of whole engines. Occasionally, these contracts require a substantial down payment to fix the consideration of such engines and to allow the time to perform due diligence work. These deposits are refundable.

SUBSEQUENT EVENT

         On April 30, 1998, the Company entered into a Credit Agreement with a syndicate of lenders. This agreement provides for a revolving credit facility in the maximum aggregate principal of up to $70 million. The revolving credit facility includes a working capital revolving loan facility of up to $45 million and an acquisition revolving loan facility of up to $25 million. The Credit Agreement expires on April 30, 2001.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
AVTEAM, Inc.

         We have audited the consolidated financial statements of AVTEAM, Inc. and Subsidiary as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 16, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed on Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                             /s/ ERNST & YOUNG LLP

Miami, Florida
February 16, 1998

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                           AVTEAM, INC. AND SUBSIDIARY
                                DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                               BALANCE AT    CHARGED TO
                                               BEGINNING       COSTS                        BALANCE AT
                                                  OF            AND                           END OF
DESCRIPTION                                     OF YEAR       EXPENSES     DEDUCTIONS          YEAR
-----------                                    ----------    ----------    ----------       ----------
Year Ended December 31, 1995
Deducted from asset accounts:
  Allowance for doubtful accounts ......          $ 53          $145          $ 84(1)          $114
  Allowance for sales returns ..........           162           669           162(2)           669
                                                  ----          ----          ----             ----
                  Total ................          $215          $814          $246             $783
                                                  ====          ====          ====             ====

Year Ended December 31, 1996
Deducted from asset accounts:
  Allowance for doubtful accounts ......          $114          $ 88          $ 13(1)          $189
  Allowance for sales returns ..........           669           211           669(2)           211
                                                  ----          ----          ----             ----
                  Total ................          $783          $299          $682             $400
                                                  ====          ====          ====             ====

Year Ended December 31, 1997
Deducted from asset accounts:
  Allowance for doubtful accounts ......          $189          $136          $ 51(1)          $274
  Allowance for sales returns ..........           211           428           211(2)           428
                                                  ----          ----          ----             ----
                  Total ................          $400          $564          $262             $702
                                                  ====          ====          ====             ====

(1)      Uncollectible accounts written off, net of recoveries.

(2)      Application of credit memos against reserve.

--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.





                                TABLE OF CONTENTS

                                                      PAGE
                                                      ----
Prospectus Summary ..............................       2
Risk Factors ....................................       6
Use of Proceeds .................................      12
Price Range of Common Stock .....................      12
Dividend Policy .................................      12
Capitalization ..................................      13
Selected Financial Data .........................      14
Management's Discussion and Analysis of Financial
    Condition and Results of Operations .........      16
Business ........................................      22
Management ......................................      31
Certain Transactions ............................      36
Principal and Registering Shareholders ..........      38
Description of Capital Stock ....................      40
Shares Eligible For Future Sale .................      44
Plan of Distribution ............................      45
Legal Matters ...................................      45
Experts .........................................      46
Additional Information ..........................      46
Index to Financial Statements ...................     F-1



                  -------------------


--------------------------------------------------------------------------------



                                  AVTEAM, Inc.



                                2,360,722 Shares



                              Class A Common Stock
                           ($.01 par value per share)



                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an itemized statement of certain estimated expenses incurred in connection with the registration of the securities being registered hereby, other than selling commissions and fees and expenses of advisors to the Registering Shareholders:



Securities and Exchange Commission registration fee........................   $ 7,704.07
Printing and engraving expenses............................................   $ 1,500.00
Legal fees and expenses....................................................   $35,000.00
Accounting fees and expenses...............................................   $10,000.00
Miscellaneous..............................................................           --
                                                                              ----------
          Total............................................................   $54,204.07
                                                                              ==========


    All amounts except the Securities and Exchange Commission registration fee are estimated. The Company intends to pay all expenses of registration with respect to shares being registered hereby by the Registering Shareholders hereunder, with the exception of selling commissions and fees and expenses of advisors to the Registering Shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has authority under the Florida General Corporation Act to indemnify all directors and officers to the extent provided in such statute. The Company's Articles of Incorporation, as amended, provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

    At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On January 1, 1995, pursuant to the terms of certain stock options granted by the Company, certain executive officers of the Company acquired an aggregate of 71.35 shares of the then outstanding class of common stock, par value $1.00 per share, for an aggregate as evidenced by certain promissory notes each in the amount of $259,097. Such securities were issued pursuant to exemptions set forth in Section 3(b) of the Securities Act.

    On December 31, 1995, pursuant to the terms of certain stock options granted by the Company, certain executive officers of the Company acquired an aggregate of 178.65 shares of the then outstanding class of common stock, par value $1.00 per share, as evidenced by certain promissory notes in the aggregate amount of $1,120,245. Such securities were issued pursuant to exemptions set forth in
Section 3(b) of the Securities Act.

    In March 1996, the Company amended and restated its Articles of Incorporation, pursuant to which each share of the then outstanding class of common stock, par value $1.00 per share, was converted into 4,000 shares of the currently outstanding class of Common Stock, par value $.01 per share. The Company issued an aggregate of 5,000,000 shares of Common Stock to the stockholders of the Company for no additional consideration in connection with such share conversion.

         On December 6, 1996, the Company issued and sold to The Clipper Group in a private sale 1,480,000 shares of Class A Preferred Stock and 220,000 shares of Class B Preferred Stock for an aggregate purchase price of $11.9 million. On August 21, 1997, the Company issued and sold to The Clipper Group in a private sale 494,642 shares of Class A Preferred Stock and 219,644 shares of Class B Preferred Stock for an aggregate purchase price of approximately $5.0 million. All of the outstanding shares of Class A Preferred Stock automatically converted into an aggregate of 1,974,642 shares of Class A Common Stock and all of the outstanding shares of Class B Preferred Stock automatically converted into an aggregate of 439,644 shares of Class B Common Stock upon the consummation of the Company's initial public offering of Class A Common Stock which occurred on October 31, 1997.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits:


EXHIBIT
NUMBER   EXHIBIT
-------  -------
 3.1  -- Third Amended and Restated Articles of Incorporation of Registrant
         previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on October 15, 1997

 3.2 -- Second Amended and Restated By-Laws of Registrant previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on October 15, 1997

 4.1 -- Specimen Certificate for the Class A Common Stock previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on March 24, 1997

 5.1  -- Opinion of Baker & McKenzie*

10.1  -- Surplus Parts Supply Agreement dated June 12, 1995 between
         Registrant and United Technologies Corporation (confidential treatment of certain portions of Exhibit 10.02 was granted by the Commission) previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on March 24, 1997

10.2  -- Letter Agreement dated September 5, 1995 between Registrant and
         Parati Corporation previously filed as an exhibit to Registrant's
         Registration Statement on Form S-1, filed with the Commission on March
         24, 1997

10.3 -- Amended and Restated Employment Agreement dated December 6, 1996 between Registrant and Donald A. Graw previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.4 -- Amended and Restated Employment Agreement dated December 6, 1996 between Registrant and Jaime J. Levy previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.5  -- AVTEAM Tax Allocation and Indemnification Agreement dated December
         5, 1996 between Registrant and Donald A. Graw previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on March 24, 1997

10.6  -- Lease Agreement dated December 28, 1994 between Registrant and
         Sunbeam Properties, Inc.

10.7  -- Lease Agreement dated November 13, 1995 between Registrant and
         Sunbeam Properties, Inc. previously filed as an exhibit to Registrant's
         Registration Statement on Form S-1, filed with the Commission on March
         24, 1997

10.8 -- Indemnification Agreement between Registrant and Donald A. Graw effective as of April 12, 1996 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

---------

*        Filed herewith.

 10.9 -- Indemnification Agreement between Registrant and Jaime J. Levy effective as of April 12, 1996 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.10 -- Indemnification Agreement between Registrant and Mark S. Koondel effective as of April 12, 1996 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.11 -- Indemnification Agreement between Registrant and Leon Sragowicz effective as of April 12, 1996 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.12 -- Indemnification Agreement between Registrant and Robert Munson effective as of April 12, 1996 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.13 -- Indemnification Agreement between Registrant and Richard Preston effective as of April 12, 1996 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.14 -- Indemnification Agreement between Registrant and Dallas Cobb effective as of March 20, 1996 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.15 -- Indemnification Agreement between Registrant and Bryan Thomas
         McFarland effective as of March 20, 1997 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on March 24, 1997

10.16 -- Indemnification Agreement between Registrant and Eugene P. Lynch dated effective as of March 20, 1997 previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.17 -- Indemnification Agreement dated as of March 30, 1998 between the
         Registrant and Sanford Miller.*

10.18 -- AVTEAM, Inc. 1996 Stock Option Plan previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on March 24, 1997

10.19 -- AVTEAM, Inc. Key Executive Annual Incentive Plan previously filed as all exhibit to Registrant's Registration Statement on Form S-1 previously filed with the Commission on March 24, 1997.

10.20 -- Stock Purchase Agreement dated December 6, 1996 between Registrant and The Clipper Group previously filed as all exhibit to Registrant's
         Registration Statement on Form S-1 previously filed with the Commission on March 24, 1997.

10.21 -- Registration Rights Agreement dated December 6, 1996 between
         Registrant and The Clipper Group previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on March 24, 1997

10.22 -- AVTEAM Tax Allocation and Indemnification Agreement dated December
         5, 1996 between Registrant and Leon Sragowicz previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on March 24, 1997

10.23 -- AVTEAM Tax Allocation and Indemnification Agreement dated December
         5, 1996 between Registrant and Richard Preston previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on March 24, 1997

10.24 -- AVTEAM Tax Allocation and Indemnification Agreement dated December
         5, 1996 between Registrant and Jaime J. Levy previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on March 24, 1997

10.25 -- Lease Modification Agreement dated August 28, 1997 between
         Registrant and Sunbeam Properties, Inc. previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on October 15, 1997

10.26 -- Agreement for Purchase of Additional Securities dated August 21,
         1997 between Registrant and The Clipper Group previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on September 30, 1997

---------

    * Filed herewith.

10.27 -- Agreement Dated August 21, 1997 between Registrant, Parati
         Corporation and Leon Sragowicz previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the
         Commission on September 30, 1997

10.28 -- Indemnification Agreement between Registrant and Paula Sparks previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on October 15, 1997

10.29 -- Credit Agreement dated as of April 30, 1998 by and among the
         Registrant, AVTEAM Aviation Field Services, Inc., NationsBank, N.A. and
         certain lenders identified therein, previously filed on Registrant's
         Quarterly Report on Form 10-Q, filed with the Commission on May 15,
         1998

10.30 -- Employment Agreement dated as of March 1, 1998 between the
         Registrant and Dallas Cobb previously filed as an exhibit to Registrant's Quarterly Report on Form 10-Q, filed with the Commission on May 15, 1998

10.31 -- Employment Agreement dated as of January 5, 1998 between the
         Registrant and Bryan T. McFarland previously filed as an exhibit to Registrant's Quarterly Report on Form 10-Q, filed with the Commission on May 15, 1998

10.32 -- Employment Agreement dated as of March 24, 1997 between the
         Registrant and Paula Sparks previously filed with the Commission as an exhibit to Registrant's Quarterly Report on Form 10-Q, filed with the Commission on May 15, 1998

10.33 -- Registration Rights Agreement dated as of May 6, 1998 between the
         Registrant and the Equitable Life Assurance Society of the United
         States Separate Account No. 3.*

10.34 -- Registration Rights Agreement dated as of May 6, 1998 between the
         Registrant and Credit Suisse First Boston Corporation.*

10.35 -- Registration Rights Agreement dated as of May 26, 1998 between the
         Registrant and the Baron Asset Fund.*

10.36 -- Registration Rights Agreement dated as of May 6, 1998 between the
         Registrant and the Baron Small Cap Fund.*

11.1 -- Statement Regarding Computation of Per Share Earnings previously filed as an exhibit to Registrant's Registration Statement on Form S-1, filed with the Commission on September 30, 1997

21.1  -- List of Subsidiaries of the Company*

23.1  -- Consent of Baker & McKenzie (included in Exhibit 5.1)*

23.2  -- Consent of Ernst & Young LLP*

24.1 -- Powers of Attorney (as set forth on the signature page of the Registration Statement)*

27.1 -- Financial Data Schedule for the Year Ended December 31, 1997 previously filed as an exhibit to Registrant's Annual Report on Form
         10-K, filed with the Commission on March 31, 1998.

27.2 -- Financial Data Schedule for the Period Ended March 31, 1998 previously filed as an exhibit to Registrant's Quarterly Report on Form
         10-Q, filed with the Commission on May 15, 1998.

---------

    * Filed herewith.

        (b) Financial Statement Schedules:


 SCHEDULE
  NUMBER             SCHEDULE
  ------             --------
Schedule II     --  Valuation and Qualifying Accounts for the Years Ended
                    December 31, 1995, 1996 and 1997

ITEM 17.          UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter, has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant has caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on the 28th day of May, 1998.

                                    AVTEAM, INC.

                                    By:  /s/ Donald A. Graw
                                         -------------------------------------
                                         Donald A. Graw,
                                         Chairman of the Board of Directors,
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Donald A. Graw and Mark S. Koondel, and each of them acting individually with full power of substitution, to file one or more amendments, including post-effective amendments, to this Registration Statement or to file a new registration statement pursuant to Rule 462(b) of the Securities Act for the purpose of registering additional shares of Common Stock, which amendments may make such changes, or new registration statement may contain such information, as Donald A. Graw and Mark S. Koondel deem appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Donald A. Graw and Mark S. Koondel, and each of them acting individually with full power of substitution, as Attorney-in-Fact to execute his name and on his behalf, to file any such amendments to this Registration Statement or any such new registration statement.


NAME                                TITLE                                        DATE
/s/Donald A. Graw                   Chairman of the Board of Directors,          May 29, 1998
---------------------------           President, Chief Executive Officer,
Donald A. Graw                        (Principal Executive Officer)


/s/Mark S. Koondel                  Chief Financial Officer,                     May 29, 1998
---------------------------           Treasurer (Principal Financial
Mark S. Koondel                       and Accounting Officer)


/s/Jaime J. Levy                    Executive Vice President,                    May 29, 1998
---------------------------           Director
Jaime J. Levy


/s/Richard Preston                  Secretary, Director                          May 29, 1998
---------------------------
Richard Preston


/s/Robert Munson                    Director                                     May 29, 1998
---------------------------
Robert Munson


/s/Sanford Miller                   Director                                     May 29, 1998
---------------------------
Sanford Miller


/s/Eugene P. Lynch                  Director                                     May 29, 1998
---------------------------
Eugene P. Lynch